Exhibit  10.1

Execution Version

LAYNE CHRISTENSEN COMPANY

______________

$150,000,000

Private Shelf Facility

______________

PRIVATE SHELF AGREEMENT

Dated July 8, 2011

LAYNE CHRISTENSEN COMPANY
1900 Shawnee Mission Parkway
Mission Woods, Kansas 66205

$150,000,000 Private Shelf Facility

July 8, 2011

To Prudential Investment Management, Inc. (“Prudential”)

To each other Prudential Affiliate which becomes
bound by this Agreement as hereinafter
provided

Ladies and Gentlemen:

LAYNE CHRISTENSEN COMPANY, a Delaware corporation (the “Company”), agrees with the Purchasers as follows:

SECTION 1.	AUTHORIZATION OF SHELF NOTES

The Company will authorize the issue of its senior promissory notes (the “Shelf Notes”, such term to include any such notes issued in substitution thereof pursuant to Section 13) in the aggregate principal amount of $150,000,000, to be dated the date of issue thereof, to mature, in the case of each Shelf Note so issued, no more than 10 years after the date of original issuance thereof, to have an average life, in the case of each Shelf Note so issued, of no more than 10 years after the date of original issuance thereof, to bear interest on the unpaid balance thereof from the date thereof at the rate per annum, and to have such other particular terms, as shall be set forth, in the case of each Shelf Note so issued, in the Confirmation of Acceptance with respect to such Note delivered pursuant to Section 2(f), and to be substantially in the form of Exhibit 1 attached hereto.  The terms “Note” and “Notes” as used herein shall include each Shelf Note delivered pursuant to any provision of this Agreement and each Note delivered in substitution or exchange for any such Note pursuant to any such provision.  Notes which have (i) the same final maturity, (ii) the same principal prepayment dates, (iii) the same principal prepayment amounts (as a percentage of the original principal amount of each Note), (iv) the same interest rate, (v) the same interest payment periods and (vi) the same date of issuance (which, in the case of a Note issued in exchange for another Note, shall be deemed for these purposes the date on which such Note’s ultimate predecessor Note was issued), are herein called a “Series” of Notes.

SECTION 2.	SALE AND PURCHASE OF SHELF NOTES.

(a)           Facility.  Prudential is willing to consider, in its sole discretion and within limits which may be authorized for purchase by Prudential Affiliates from time to time, the purchase of Shelf Notes pursuant to this Agreement.  The willingness of Prudential to consider such purchase of Shelf Notes is herein called the “Facility”.  At any time, the aggregate principal amount of Shelf Notes stated in Section 1, minus the aggregate then outstanding principal amount of the Existing Notes, minus the aggregate principal amount of Shelf Notes purchased and sold pursuant to this Agreement prior to such time, minus the aggregate principal amount of Accepted Notes (as hereinafter defined) which have not yet been purchased and sold hereunder prior to such time, is herein called the “Available Facility Amount” at such time.

NOTWITHSTANDING THE WILLINGNESS OF PRUDENTIAL TO CONSIDER PURCHASES OF SHELF NOTES BY PRUDENTIAL AFFILIATES, THIS AGREEMENT IS ENTERED INTO ON THE EXPRESS UNDERSTANDING THAT NEITHER PRUDENTIAL NOR ANY PRUDENTIAL AFFILIATE SHALL BE OBLIGATED TO MAKE OR ACCEPT OFFERS TO PURCHASE SHELF NOTES, OR TO QUOTE RATES, SPREADS OR OTHER TERMS WITH RESPECT TO SPECIFIC PURCHASES OF SHELF NOTES, AND THE FACILITY SHALL IN NO WAY BE CONSTRUED AS A COMMITMENT BY PRUDENTIAL OR ANY PRUDENTIAL AFFILIATE.  FOR THE AVOIDANCE OF DOUBT, THIS AGREEMENT IS ENTERED INTO ON THE EXPRESS UNDERSTANDING THAT IT MAY BE TERMINATED BY THE COMPANY, BY NOTICE IN WRITING TO PRUDENTIAL GIVEN AT ANY TIME WHEN NO NOTES ARE OUTSTANDING AND NO OTHER AMOUNTS (INCLUDING, WITHOUT LIMITATION, ANY DELAYED DELIVERY FEE OR CANCELLATION FEE) ARE OWING TO PRUDENTIAL OR ANY PRUDENTIAL AFFILIATE UNDER THIS AGREEMENT AND NO ACCEPTANCE WHICH HAS NOT BEEN CANCELLED IS IN EFFECT.

(b)           Issuance Period.  Shelf Notes may be issued and sold pursuant to this Agreement until the earlier of (i) the third anniversary of the date of this Agreement (or if such anniversary date is not a Business Day, the Business Day next preceding such anniversary) and (ii) the thirtieth day after Prudential shall have given to the Company, or the Company shall have given to Prudential, a written notice stating that it elects to terminate the issuance and sale of Shelf Notes pursuant to this Agreement (or if such thirtieth day is not a Business Day, the Business Day next preceding such thirtieth day).  The period during which Shelf Notes may be issued and sold pursuant to this Agreement is herein called the “Issuance Period”.

(c)           Periodic Spread Information.  Provided no Default or Event of Default exists, not later than 9:30 A.M. (New York City local time) on a Business Day during the Issuance Period if there is an Available Facility Amount on such Business Day, the Company may request by telecopier, email or telephone, and Prudential will, to the extent reasonably practicable, provide to the Company on such Business Day (or, if such request is received after 9:30 A.M. (New York City local time) on such Business Day, on the following Business Day), information (by telecopier, email or telephone) with respect to various spreads at which Prudential Affiliates might be interested in purchasing Notes of different average lives; provided, however, that the Company may not make such requests more frequently than once in every five Business Days or such other period as shall be mutually agreed to by the Company and Prudential.  The amount and content of information so provided shall be in the sole discretion of Prudential but it is the intent of Prudential to provide information which will be of use to the Company in determining whether to initiate procedures for use of the Facility.  Information so provided shall not constitute an offer to purchase Notes, and neither Prudential nor any Prudential Affiliate shall be obligated to purchase Notes at the spreads specified.  Information so provided shall be representative of potential interest only for the period commencing on the day such information is provided and ending on the earlier of the fifth Business Day after such day and the first day after such day on which further spread information is provided.  Prudential may suspend or terminate providing information pursuant to this Section 2(c) for any reason, including its determination that the credit quality of the Company has declined since the date of this Agreement.  At the time of making any such request, the Company will also notify Prudential of any changes to any representations or warranties or updated Schedules then known by the Company to be included in any Request for Purchase.

(d)           Request for Purchase.  The Company may from time to time during the Issuance Period make requests for purchases of Shelf Notes (each such request being a “Request for Purchase”).  Each Request for Purchase shall be made to Prudential by telecopier, email or overnight delivery service, and shall (i) specify the aggregate principal amount of Shelf Notes covered thereby, which shall not be less than $5,000,000 and not be greater than the Available Facility Amount at the time such Request for Purchase is made, (ii) specify the principal amounts, final maturities, principal prepayment dates and amounts and interest payment periods (quarterly or semi-annually in arrears) of the Shelf Notes covered thereby, (iii) specify the use of proceeds of such Shelf Notes, (iv) specify the proposed day for the closing of the purchase and sale of such Shelf Notes, which shall be a Business Day during the Issuance Period not less than 10 days and not more than 25 days after the making of such Request for Purchase, (v) specify the number of the account and the name and address of the depository institution to which the purchase prices of such Shelf Notes are to be transferred on the Closing for such purchase and sale, (vi) certify that the representations and warranties contained in Section 5, as the same may have been updated in accordance with the provisions of Section 2(f) in connection with the issuance of any Series of Notes, are true on and as of the date of such Request for Purchase and that there exists on the date of such Request for Purchase no Event of Default or Default, and (vii) be substantially in the form of Exhibit 2 attached hereto.  Each Request for Purchase shall be in writing signed by the Company and shall be deemed made when received by Prudential.

(e)           Rate Quotes.  Not later than five Business Days after the Company shall have given Prudential a Request for Purchase pursuant to Section 2(d), Prudential may, but shall be under no obligation to, provide to the Company by telephone, email or telecopier, in each case between 9:30 A.M. and 1:30 P.M. New York City local time (or such later time as Prudential may elect) interest rate quotes for the several principal amounts, maturities, principal prepayment schedules, and interest payment periods of Shelf Notes specified in such Request for Purchase.  Each quote shall represent the interest rate per annum payable on the outstanding principal balance of such Shelf Notes at which a Prudential Affiliate would be willing to purchase such Shelf Notes at 100% of the principal amount thereof on the Closing Day specified in the Request for Purchase.

(f)           Acceptance.  Within the Acceptance Window with respect to any interest rate quotes provided pursuant to Section 2(e), the Company may, subject to Section 2(g), elect to accept such interest rate quotes as to not less than $5,000,000 aggregate principal amount of the Shelf Notes specified in the related Request for Purchase.  Such election shall be made by an Authorized Officer of the Company notifying Prudential by telephone, email or telecopier within the Acceptance Window that the Company elects to accept such interest rate quotes, specifying the Shelf Notes (each such Shelf Note being an “Accepted Note”) as to which such acceptance (an “Acceptance”) relates.  The day the Company notifies Prudential of an Acceptance with respect to any Accepted Notes is herein called the “Acceptance Day” for such Accepted Notes.  Any interest rate quotes as to which Prudential does not receive an Acceptance within the Acceptance Window shall expire, and no purchase or sale of Shelf Notes hereunder shall be made based on such expired interest rate quotes.  Subject to Section 2(g) and the other terms and conditions hereof, the Company agrees to sell to a Prudential Affiliate, and Prudential agrees to cause the purchase by a Prudential Affiliate of, the Accepted Notes at 100% of the principal amount of such Notes.  As soon as practicable following the Acceptance Day, the Company, Prudential and each Prudential Affiliate which is to purchase any such Accepted Notes will execute a confirmation of such Acceptance substantially in the form of Exhibit 3 attached hereto (a “Confirmation of Acceptance”).  Notwithstanding the Acceptance of any interest rate quote, if the related Request for Purchase contains any updates to the representations or warranties contained in Section 5 hereof or any updated Schedules to this Agreement, then Prudential or any Prudential Affiliate may, in its sole discretion, decline to execute a Confirmation of Acceptance with respect to the Accepted Notes relating to such Acceptance and there shall be no agreement of purchase and sale with respect to such Accepted Note.  Prudential agrees to notify the Company of any such declination by Prudential or any Prudential Affiliate with respect to any Accepted Notes and no Cancellation Fee or Delayed Delivery Fee shall be due from the Company with respect to such Accepted Notes.  If the Company should fail to execute and return to Prudential within three Business Days following the Company’s receipt thereof a Confirmation of Acceptance with respect to any Accepted Notes, Prudential may at its election at any time prior to Prudential’s receipt thereof cancel the closing with respect to such Accepted Notes by so notifying the Company in writing.

(g)           Market Disruption.  Notwithstanding the provisions of Section 2(f), if Prudential shall have provided interest rate quotes pursuant to Section 2(e) and thereafter prior to the time an Acceptance with respect to such quotes shall have been notified to Prudential in accordance with Section 2(f) the domestic market for U.S. Treasury securities or derivatives shall have closed or there shall have occurred a general suspension, material limitation, or significant disruption of trading in securities generally on the New York Stock Exchange or in the domestic market for U.S. Treasury securities or derivatives, then such interest rate quotes shall expire, and no purchase or sale of Shelf Notes hereunder shall be made based on such expired interest rate quotes.  If the Company thereafter notifies Prudential of the Acceptance of any such interest rate quotes, such Acceptance shall be ineffective for all purposes of this Agreement, and Prudential shall promptly notify the Company that the provisions of this Section 2(g) are applicable with respect to such Acceptance.

(h)           Fees.

(i)           Issuance Fee.  The Company will pay to each Purchaser in immediately available funds a fee (the “Issuance Fee”) on each Closing Day in an amount equal to 0.15% of the aggregate principal amount of Notes sold to such Purchaser on such Closing Day.

(ii)           Delayed Delivery Fee.  If the closing of the purchase and sale of any Accepted Note is delayed for any reason (other than solely as a result of the failure of the Purchaser thereof to tender the purchase price of such Accepted Note on such original Closing Day when all conditions precedent to such Purchaser’s obligation to purchase and pay for such Accepted Note in Section 4 hereof have been satisfied on such original Closing Day) beyond the original Closing Day for such Accepted Note, the Company will pay to each Purchaser which shall have agreed to purchase such Accepted Note on the Cancellation Date or actual closing date of such purchase and sale a fee (the “Delayed Delivery Fee”) calculated as follows:

(BEY - MMY) X DTS/360 X PA

where “BEY” means Bond Equivalent Yield, i.e., the bond equivalent yield per annum of such Accepted Note; “MMY” means Money Market Yield, i.e., the yield per annum on a commercial paper investment of the highest quality selected by Prudential on the date Prudential receives notice of the delay in the closing for such Accepted Note having a maturity date or dates the same as, or closest to, the Rescheduled Closing Day or Rescheduled Closing Days for such Accepted Note (a new alternative investment being selected by Prudential each time such closing is delayed); “DTS” means Days to Settlement, i.e., the number of actual days elapsed from and including the original Closing Day with respect to such Accepted Note to but excluding the date of such payment; and “PA” means Principal Amount, i.e., the principal amount of the Accepted Note for which such calculation is being made.  In no case shall the Delayed Delivery Fee be less than zero.  Nothing contained herein shall obligate any Purchaser to purchase any Accepted Note on any day other than the Closing Day for such Accepted Note, as the same may be rescheduled from time to time in compliance with Section 3.2.

(iii)           Cancellation Fee.  If the Company at any time notifies Prudential in writing that the Company is canceling the closing of the purchase and sale of any Accepted Note, or if Prudential notifies the Company in writing under the circumstances set forth in the last sentence of Section 2(g) or the penultimate sentence of Section 3.2 that the closing of the purchase and sale of such Accepted Note is to be canceled, or if the closing of the purchase and sale of such Accepted Note is not consummated on or prior to the last day of the Issuance Period (the date of any such notification, or the last day of the Issuance Period, as the case may be, being the “Cancellation Date”), the Company will pay to each Purchaser which shall have agreed to purchase such Accepted Note no later than one day after the Cancellation Date in immediately available funds an amount (the “Cancellation Fee”) calculated as follows:

PI X PA

where “PI” means Price Increase, i.e., the quotient (expressed in decimals) obtained by dividing (a) the excess of the ask price (as determined by Prudential) of the Hedge Treasury Note(s) on the Cancellation Date over the bid price (as determined by Prudential) of the Hedge Treasury Notes(s) on the Acceptance Day for such Accepted Note by (b) such bid price; and “PA” has the meaning in Section 2(h)(ii).  The foregoing bid and ask prices shall be as reported by TradeWeb LLC (or, if such data for any reason ceases to be available through TradeWeb LLC, any publicly available source of similar market data).  Each price shall be based on a U.S. Treasury security having a par value of $100.00 and shall be rounded to the second decimal place.  In no case shall the Cancellation Fee be less than zero.

SECTION 3.	CLOSING.

Section 3.1.        Facility Closings.  Not later than 11:30 A.M. (New York City local time) on the Closing Day for any Accepted Notes, the Company will deliver to each Purchaser listed in the Confirmation of Acceptance relating thereto at the offices of Baker Botts L.L.P., 2001 Ross Avenue, Dallas, Texas 75201, or at such other place pursuant to the directions of Prudential, the Accepted Notes to be purchased by such Purchaser in the form of one or more Notes in authorized denominations as such Purchaser may request for each Series of Accepted Notes to be purchased on the Closing Day, dated the Closing Day and registered in such Purchaser’s name (or in the name of its nominee), against payment of the purchase price thereof by transfer of immediately available funds for credit to the Company’s account specified in the Request for Purchase of such Notes.  Each Shelf Closing is referred to as a “Closing”.

Section 3.2.        Rescheduled Facility Closings.  If the Company fails to tender to any Purchaser the Accepted Notes to be purchased by such Purchaser on the scheduled Closing Day for such Accepted Notes as provided above in Section 3.1, or any of the conditions specified in Section 4 shall not have been fulfilled by the time required on such scheduled Closing Day, the Company shall, prior to 1:00 P.M., New York City local time, on such scheduled Closing Day notify Prudential (which notification shall be deemed received by each Purchaser) in writing whether (i) such closing is to be rescheduled (such rescheduled date to be a Business Day during the Issuance Period not less than one Business Day and not more than 10 Business Days after such scheduled Closing Day (the “Rescheduled Closing Day”)) and certify to Prudential (which certification shall be for the benefit of each Purchaser) that the Company reasonably believes that it will be able to comply with the conditions set forth in Section 4 on such Rescheduled Closing Day and that the Company will pay the Delayed Delivery Fee in accordance with Section 2(h)(ii) or (ii) such closing is to be canceled.  In the event that the Company shall fail to give such notice referred to in the preceding sentence, Prudential (on behalf of each Purchaser) may at its election, at any time after 1:00 P.M., New York City local time, on such scheduled Closing Day, notify the Company in writing that such closing is to be canceled.  Notwithstanding anything to the contrary appearing in this Agreement, the Company may not elect to reschedule a closing with respect to any given Accepted Notes on more than one occasion, unless Prudential shall have otherwise consented in writing.

SECTION 4.	CONDITIONS TO CLOSING.

Each Purchaser’s obligation to purchase and pay for the Notes to be sold to such Purchaser at the Closing for such Notes is subject to the fulfillment to such Purchaser’s satisfaction, on the date hereof, as noted, and prior to or at such Closing, of the following conditions:

Section 4.1.        Representations and Warranties.  The representations and warranties of the Note Parties in this Agreement and the other Note Documents shall be correct on the date hereof and when made and at the time of the applicable Closing (except (a) to the extent of changes caused by the transactions herein contemplated, (b) for such representations and warranties as of a specified date (which representations and warranties shall be correct as of such specified date) and (c) as otherwise updated in accordance with the provisions of Section 2(f) in connection with the issuance of any Series of Notes.

Section 4.2.        Performance; No Default; No Material Adverse Effect.  Each of the Note Parties shall have performed and complied with all agreements and conditions contained in this Agreement and the other Note Documents required to be performed or complied with by it on the date hereof and prior to or at such Closing, from the date of this agreement to the initial Closing and after giving effect to the issue and sale of the Notes at such Closing (and the application of the proceeds thereof as contemplated by Section 5.14), no Default or Event of Default shall have occurred and be continuing.  Except for the Sale and Leaseback Transaction described in Schedule 10.10, neither the Company nor any Subsidiary shall have entered into any transaction since January 31, 2011 that would have been prohibited by Section 10 had such Section applied since such date.  Since January 31, 2011, there has been no change in the financial condition, operations, business, properties or prospects of the Company or any Subsidiary except changes that individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect.

Section 4.3.        Certificates.

(a)           Officer’s Certificate.  On the date hereof and on the date of such Closing, the Company shall have delivered to such Purchaser an Officer’s Certificate, dated as of such date, certifying that the conditions specified in Sections 4.1, 4.2 and 4.9 have been fulfilled.

(b)           Secretary’s Certificate.  As more fully described in Section 4.12, on the date hereof and on the date of such Closing, each Note Party shall have delivered to such Purchaser a certificate of its Secretary or Assistant Secretary, dated as of such date, certifying as to (i) the resolutions attached thereto and other corporate (or similar) proceedings relating to the authorization, execution and delivery of the Notes, this Agreement and the other Note Documents, as applicable, and (ii) such Note Party’s organizational documents as then in effect.

Section 4.4.        Opinions of Counsel.  Such Purchaser shall have received opinions in form and substance satisfactory to such Purchaser, dated the date of such Closing (a) from each of the General Counsel of the Company and Stinson Morrison Hecker LLP, counsel for the Note Parties, in each case substantially in the form set forth in Exhibit 4.4(a) and covering such other matters incident to the transactions contemplated hereby as such Purchaser or its counsel may reasonably request (and the Company hereby instructs its counsel to deliver such opinion to the Purchasers) and (b) from Baker Botts L.L.P., the Purchasers’ special counsel in connection with such transactions, substantially in the form set forth in Exhibit 4.4(b) and covering such other matters incident to such transactions as such Purchaser may reasonably request.

Section 4.5.       Purchase Permitted By Applicable Law, Etc.  On the date of such Closing, such Purchaser’s purchase of Notes shall (a) be permitted by the laws and regulations of each jurisdiction to which such Purchaser is subject, without recourse to provisions (such as section 1405(a)(8) of the New York Insurance Law) permitting limited investments by insurance companies without restriction as to the character of the particular investment, (b) not violate any applicable law or regulation (including, without limitation, Regulation T, U or X of the Board of Governors of the Federal Reserve System) and (c) not subject such Purchaser to any tax, penalty or liability under or pursuant to any applicable law or regulation, which law or regulation was not in effect on the date hereof.  If requested by such Purchaser, such Purchaser shall have received an Officer’s Certificate certifying as to such matters of fact as such Purchaser may reasonably specify to enable such Purchaser to determine whether such purchase is so permitted.

Section 4.6.        Sale of Other Notes.  Contemporaneously with such Closing the Company shall sell to each other Purchaser and each other Purchaser shall purchase the Notes to be purchased by it at such Closing as specified in the applicable Confirmation of Acceptance.

Section 4.7.         Payment of Fees.

(a)           Without limiting the provisions of Section 15.1, the Company shall have paid to Prudential and each Purchaser on or before the date hereof and on or before such Closing any fees due it pursuant to or in connection with this Agreement, including any Issuance Fee due pursuant to Section 2(h)(i) and any Delayed Delivery Fee due pursuant to Section 2(h)(ii).

(b)           Without limiting the provisions of Section 15.1, the Company shall have paid on or before the date hereof and on or before such Closing the reasonable fees, charges and disbursements of the Purchasers’ special counsel referred to in Section 4.4 to the extent reflected in a statement of such counsel rendered to the Company at least one Business Day prior to the date hereof or such Closing.

Section 4.8.        Private Placement Number.  A Private Placement Number issued by Standard & Poor’s CUSIP Service Bureau (in cooperation with the SVO) shall have been obtained for such Notes.

Section 4.9.        Changes in Corporate Structure.  The Company shall not have changed its jurisdiction of incorporation or organization, as applicable, or been a party to any merger or consolidation or succeeded to all or any substantial part of the liabilities of any other entity, at any time following the date of the most recent financial statements referred to in Section 5.5, except as permitted pursuant to Section 10.3 or Section 10.4.

Section 4.10.      Proceedings and Documents.  All corporate and other proceedings in connection with the transactions contemplated by this Agreement and all documents and instruments incident to such transactions shall be satisfactory to such Purchaser and its special counsel, and such Purchaser and its special counsel shall have received all such counterpart originals or certified or other copies of such documents as such Purchaser or such special counsel may reasonably request.

Section 4.11.      Subsidiary Guaranty.  On the date hereof and as of the date of such Closing, each Subsidiary so required by the terms hereof shall have executed and delivered either (A) a counterpart of the Subsidiary Guaranty signed on behalf of such Subsidiary or (B) written evidence satisfactory to such Purchaser (which may include telecopy or electronic transmission of a signed signature page of the Subsidiary Guaranty) that such Subsidiary has signed a counterpart of the Subsidiary Guaranty.

Section 4.12.      Certain Documents.

Such Purchaser shall have received the following:

(i)           The Note(s) to be purchased by such Purchaser at such Closing.

(ii)           As of the date hereof and as of such Closing, the Subsidiary Guaranty duly executed and delivered by all Material Domestic Subsidiaries.

(iii)           As of the date hereof and as of such Closing, certified copies of the resolutions of the Board of Directors (or similar governing body) of each of the Note Parties authorizing the execution and delivery of the Note Documents and the issuance of the Notes, as applicable, and of all documents evidencing other necessary corporate (or similar) action and governmental approvals, if any, with respect to the Note Documents and the Notes (provided, that for any Closing, the Note Parties may certify that there has been no change to any applicable authorization or approval since the date on which it was most recently delivered to such Purchaser under this Section 4.12 as an alternative to the further delivery thereof).

(iv)           As of the date hereof and as of such Closing, a certificate of the Secretary or an Assistant Secretary and one other officer of each of the Note Parties certifying the names and true signatures of the officers of such Note Party authorized to sign the Note Documents to which such Note Party is a party and any other documents to be delivered hereunder (provided, that for any Closing, the Secretary or an Assistant Secretary and one other officer of such Note Party may certify that there has been no change to the officers of such Note Party authorized to sign the Note Documents and other documents to be delivered therewith since the date on which a certificate setting forth the names and true signatures of such officers, as described above, was most recently delivered to such Purchaser under this Section 4.12, as an alternative to the further delivery thereof).

(v)           As of the date hereof and as of such Closing, certified copies of the Certificate of Incorporation (or similar) and By-laws (or similar) of each Note Party provided by the Secretary of State of such Note Party’s jurisdiction of formation (provided, that for any Closing, such Note Party may certify that there has been no change to any applicable constitutive document since the date on which it was most recently delivered to such Purchaser under this Section 4.12, as an alternative to the further delivery thereof).

(vi)           As of the date hereof and as of such Closing, a good standing certificate for each Note Party from the Secretary of State of such Note Party’s jurisdiction of formation dated of a recent date prior to such Closing and such other evidence of the status of such Note Party as such Purchaser may reasonably request.

(vii)           As of the date hereof and as of such Closing, the financial statements referenced in Section 5.5 and the financial statements  required to be delivered hereunder pursuant to Section 7.1.

SECTION 5.	REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

The Company represents and warrants to each Purchaser that:

Section 5.1.        Organization; Power and Authority.  The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and is duly qualified as a foreign corporation and is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  The Company has the corporate power and authority to own or hold under lease the properties it purports to own or hold under lease, to transact the business it transacts and proposes to transact, to execute and deliver the Notes and the other Note Documents and to perform the provisions hereof and thereof.

Section 5.2.        Authorization, Etc.  Each of the Note Documents to which any Note Party is a party have been duly authorized by all necessary corporate (or similar) action on the part of such Note Parties, and each of such Note Documents constitutes, and upon execution and delivery thereof each Note will constitute, a legal, valid and binding obligation of such Note Party enforceable against such Note Party in accordance with its terms, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 5.3.        Disclosure.  The Note Documents and the documents, certificates or other writings (including the financial statements delivered pursuant to Sections 5.5 and the financial statements provided pursuant to the terms hereof) delivered to the Purchasers prior to the date hereof (in the case of the making of this representation at the time of the execution of this Agreement) or with the Request for Purchase with respect to a Series of Notes (in the case of the making of this representation with respect to the issuance of such Series of Notes) by or on behalf of the Company or any Subsidiary in connection with the transactions contemplated hereby (the Note Documents and such documents, certificates or other writings and such financial statements delivered to each Purchaser being referred to, collectively, as the “Disclosure Documents”), taken as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not misleading in light of the circumstances under which they were made; provided that, with respect to projected financial information, the Company represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.  Except as disclosed in the Disclosure Documents, since January 31, 2011, there has been no change in the financial condition, operations, business, properties or prospects of the Company or any Subsidiary, taken as a whole, except changes that individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect.  There is no fact known to the Company that could reasonably be expected to have a Material Adverse Effect that has not been set forth herein or in the Disclosure Documents.

Section 5.4.        Organization and Ownership of Shares of Subsidiaries; Affiliates.  (a) Schedule 5.4 (as such Schedule is attached hereto, in the case of the making of this representation at the time of the execution of this Agreement, or as such Schedule may have been updated in accordance with the provisions of Section 2(f), in the case of the making of this representation with respect to the issuance of any Series of Notes) contains (except as noted therein) complete and correct lists (i) of the Company’s Subsidiaries, showing, as to each Subsidiary, whether such Subsidiary is a Material Domestic Subsidiary, the correct name thereof, the jurisdiction of its organization, and the percentage of shares of each class of its capital stock or similar Equity Interests outstanding owned by the Company and each other Subsidiary and (ii) of the Company’s directors and senior officers.

(a)           All of the outstanding shares of capital stock or similar equity interests of each Subsidiary have been validly issued, are fully paid and nonassessable (except as such non-assessability may be affected by Section 18-607 and 18-804 of the Delaware Limited Liability Company Act or analogous provisions of the laws of other states, as applicable) and are owned by the Company or another Subsidiary free and clear of any Lien.

(b)           Each Subsidiary is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and is duly qualified as a foreign corporation or other legal entity and is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  Each such Subsidiary has the corporate or other power and authority to own or hold under lease the properties it purports to own or hold under lease and to transact the business it transacts and proposes to transact, to execute and deliver the Note Documents to which such Subsidiary is a party and to perform the provisions thereof.

Section 5.5.        Financial Statements; Material Liabilities.  The Company has delivered to each Purchaser of any Accepted Notes copies of the following financial statements identified by a Senior Financial Officer of the Company: (i) a consolidated balance sheet of the Company and its Subsidiaries as of the end of each of the two fiscal years of the Company most recently completed prior to the date as of which this representation is made or repeated to such Purchaser (other than fiscal years completed within 90 days prior to such date for which audited financial statements have not been released) and consolidated statements of operations and cash flows and a consolidated statement of stockholders’ equity of the Company and its Subsidiaries for each of the three fiscal years of the Company most recently completed prior to the date as of which this representation is made or repeated to such Purchaser (other than fiscal years completed within 90 days prior to such date for which audited financial statements have not been released), all reported on by Deloitte and Touche LLP (or other independent public accountants of recognized national standing) and (ii) a consolidated balance sheet of the Company and its Subsidiaries as at the end of the quarterly fiscal period (if any) most recently completed prior to such date and after the end of such fiscal year (other than quarterly fiscal periods completed within 60 days prior to such date for which financial statements have not been released) and the comparable quarterly fiscal period in the preceding fiscal year and consolidated statements of operations and cash flows and a consolidated statement of stockholders’ equity for the periods from the beginning of the fiscal years in which such quarterly fiscal periods are included to the end of such quarterly fiscal periods, prepared by the Company.  All of said financial statements (including in each case the related schedules and notes) fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the respective dates thereof and the consolidated results of their operations and cash flows for the respective periods indicated and have been prepared in accordance with GAAP consistently applied throughout the periods involved except as set forth in the notes thereto (subject, in the case of any interim financial statements, to normal year-end adjustments and the absence of footnotes) and show all liabilities, direct and contingent, of the Company and its Subsidiaries required to be shown in accordance with GAAP.

Section 5.6.       Compliance with Laws, Other Instruments, Etc.  The execution, delivery and performance by the Company and the Subsidiaries of each of the Note Documents to which such Person is a party will not (i) contravene, result in any breach of, or constitute a default under, or result in the creation of any Lien in respect of any property of the Company or any Subsidiary under, any indenture, mortgage, deed of trust, loan, purchase or credit agreement, lease,  or any other agreement or instrument in an amount (whether constituting principal or otherwise) of at least $10,000,000 or corporate charter or by-laws to which the Company or any Subsidiary is bound, (ii) conflict with or result in a breach of any of the terms, conditions or provisions of any order, judgment, decree, or ruling of any court, arbitrator or Governmental Authority applicable to the Company or any Subsidiary or (iii) violate any provision of any statute or other rule or regulation of any Governmental Authority applicable to the Company or any Subsidiary.

Section 5.7.       Governmental Authorizations, Etc.  No consent, approval or authorization of, or registration, filing or declaration with, any Governmental Authority is required in connection with the execution, delivery or performance by any of the Note Parties of the Note Documents to which such Note Party is a party, except notice filings under Federal or state securities laws.

Section 5.8.        Litigation; Observance of Agreements, Statutes and Orders.  (a)There are no actions, suits, investigations or proceedings pending or, to the knowledge of the Company, threatened against or affecting the Company or any Subsidiary or any property of the Company or any Subsidiary in any court or before any arbitrator of any kind or before or by any Governmental Authority that, if adversely determined, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

(a)           Neither the Company nor any Subsidiary is in default under any term of any agreement or instrument in an amount (whether constituting principal or otherwise) of at least $10,000,000 to which it is a party or by which it is bound, or any order, judgment, decree or ruling of any court, arbitrator or Governmental Authority or is in violation of any applicable law, ordinance, rule or regulation (including, without limitation Environmental Laws or the USA PATRIOT Act) of any Governmental Authority, which default or violation, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

Section 5.9.        Taxes.  Each of the Company and its Subsidiaries has timely filed or caused to be filed all tax returns and reports required to have been filed, except where extensions have been properly obtained, and has paid or caused to be paid all taxes required to have been paid by it, except (a) taxes that are being contested in good faith by appropriate proceedings and for which the Company or such Subsidiary, as applicable, has set aside on its books adequate reserves or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

Section 5.10.      Title to Property; Leases; Licenses; Permits.

(a)           Each of the Company and its Subsidiaries has good title to, or valid leasehold interests in, all its real and personal property material to its business, except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes.

(b)           Each of the Company and its Subsidiaries owns, or is licensed to use, all trademarks, trade names, copyrights, patents and other intellectual property material to its business, and to the knowledge of the Company the use thereof by the Company and its Subsidiaries does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 5.11.      [Intentionally Omitted].

Section 5.12.     Compliance with ERISA.  (a)  The Company and each ERISA Affiliate have operated and administered each Plan in compliance with all applicable laws except for such instances of noncompliance as have not resulted in and could not reasonably be expected to result in a Material Adverse Effect.  Neither the Company nor any ERISA Affiliate has incurred any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans (as defined in section 3 of ERISA), and no event, transaction or condition has occurred or exists that could reasonably be expected to result in the incurrence of any such liability by the Company or any ERISA Affiliate, or in the imposition of any Lien on any of the rights, properties or assets of the Company or any ERISA Affiliate, in either case pursuant to Title I or IV of ERISA or to section 430(k) of the Code or to any such penalty or excise tax provisions under the Code or Federal law or section 4068 of ERISA or by the granting of a security interest in connection with the amendment of a Plan, other than such liabilities or Liens as would not be individually or in the aggregate Material.

(a)           The present value of the aggregate benefit liabilities under each of the Plans (other than Multiemployer Plans), determined as of the end of such Plan’s most recently ended plan year on the basis of the actuarial assumptions specified for funding purposes in such Plan’s most recent actuarial valuation report, did not exceed the aggregate current value of the assets of such Plan allocable to such benefit liabilities by more than $10,000,000 in the case of any single Plan and by more than $10,000,000 in the aggregate for all Plans.  The term “benefit liabilities” has the meaning specified in section 4001 of ERISA and the terms “current value” and “present value” have the meaning specified in section 3 of ERISA.

(b)           The Company and its ERISA Affiliates have not incurred withdrawal liabilities (and are not subject to contingent withdrawal liabilities) under section 4201 or 4204 of ERISA in respect of Multiemployer Plans that individually or in the aggregate are Material.

(c)           The expected postretirement benefit obligation (determined as of the last day of the Company’s most recently ended fiscal year in accordance with Financial Accounting Standards Board Statement No. 106, without regard to liabilities attributable to continuation coverage mandated by section 4980B of the Code) of the Company and its Subsidiaries is not Material.

(d)           The execution and delivery of this Agreement and the issuance and sale of the Notes hereunder will not involve any transaction that is subject to the prohibitions of section 406 of ERISA or in connection with which a tax could be imposed pursuant to section 4975(c)(1)(A)-(D) of the Code.  The representation by the Company to each Purchaser in the first sentence of this Section 5.12(e) is made in reliance upon and subject to the accuracy of such Purchaser’s representation in Section 6.2 as to the sources of the funds used to pay the purchase price of the Notes to be purchased by such Purchaser.

Section 5.13.      Private Offering by the Company.  Neither the Company nor anyone acting on its behalf has offered the Notes for sale to, or solicited any offer to buy any of the same from, or otherwise approached or negotiated in respect thereof with, any person other than the Purchasers and other Institutional Investors, each of which has been offered the Notes at a private sale for investment.  Neither the Company nor anyone acting on its behalf has taken, or will take, any action that would subject the issuance or sale of the Notes to the registration requirements of Section 5 of the Securities Act or to the registration requirements of any securities or blue sky laws of any applicable jurisdiction.

Section 5.14.      Use of Proceeds; Margin Regulations.  The Company will apply the proceeds of the sale of the Notes as set forth in the applicable Request for Purchase.  No part of the proceeds from the sale of the Notes hereunder will be used, directly or indirectly, for the purpose of buying or carrying any margin stock within the meaning of Regulation U of the Board of Governors of the Federal Reserve System (12 CFR 221), or for the purpose of buying or carrying or trading in any securities under such circumstances as to involve the Company in a violation of Regulation X of said Board (12 CFR 224) or to involve any broker or dealer in a violation of Regulation T of said Board (12 CFR 220).  Margin stock does not constitute more than 10% of the value of the consolidated assets of the Company and its Subsidiaries and the Company does not have any present intention that margin stock will constitute more than 5% of the value of such assets.  As used in this Section, the terms “margin stock” and “purpose of buying or carrying” shall have the meanings assigned to them in said Regulation U.

Section 5.15.     Existing Indebtedness; Future Liens.  (a) Neither the Company nor any of its Subsidiaries has outstanding any Indebtedness except as permitted by Section 10.1.  Neither the Company nor any Subsidiary is in default and no waiver of default is currently in effect, in the payment of any principal or interest on any Indebtedness of the Company or such Subsidiary and no event or condition exists with respect to any Indebtedness of the Company or any Subsidiary that would permit (or that with notice or the lapse of time, or both, would permit) one or more Persons to cause such Indebtedness to become due and payable before its stated maturity or before its regularly scheduled dates of payment.

(a)           Except as disclosed in Schedule 10.2 (as such Schedule is attached hereto, in the case of the making of this representation at the time of the execution of this Agreement, or as such Schedule may have been updated in accordance with the provisions of Section 2(f), in the case of the making of this representation with respect to the issuance of any Series of Notes), neither the Company nor any Subsidiary has agreed or consented to cause or permit in the future (upon the happening of a contingency or otherwise) any of its property, whether now owned or hereafter acquired, to be subject to a Lien not permitted by Section 10.2.

(b)           Neither the Company nor any Subsidiary is a party to, or otherwise subject to any provision contained in, any instrument evidencing Indebtedness of the Company or such Subsidiary, any agreement relating thereto or any other agreement (including, but not limited to, its charter or other organizational document but excluding the Senior Credit Agreement and the other Senior Note Documents) which limits the amount of, or otherwise imposes restrictions on the incurring of, Indebtedness of the Company, except as specifically indicated in Schedule 10.1 (as such Schedule is attached hereto, in the case of the making of this representation at the time of the execution of this Agreement, or as such Schedule may have been updated in accordance with the provisions of Section 2(f), in the case of the making of this representation with respect to the issuance of any Series of Notes).

Section 5.16.      Foreign Assets Control Regulations, Etc.

(a)           Neither the Company nor any Controlled Entity is (i) a Person whose name appears on the list of Specially Designated Nationals and Blocked Persons published by the Office of Foreign Assets Control, U.S. Department of Treasury (“OFAC”) (an “OFAC Listed Person”) or (ii) a department, agency or instrumentality of, or is otherwise controlled by or acting on behalf of, directly or indirectly, (x) any OFAC Listed Person or (y) any Person, entity, organization, foreign country or regime that is subject to any OFAC Sanctions Program  (each OFAC Listed Person and each other Person, entity, organization and government of a country described in clause (ii), a “Blocked Person”).

(b)           No part of the proceeds from the sale of the Notes hereunder constitutes or will constitute funds obtained on behalf of any Blocked Person or will otherwise be used, directly by the Company or indirectly through any Controlled Entity, in connection with any investment in, or any transactions or dealings with, any Blocked Person.

(c)           To the Company’s actual knowledge after making due internal corporate inquiry, neither the Company nor any Controlled Entity (i) is under investigation by any Governmental Authority for, or has been charged with, or convicted of, money laundering, drug trafficking, terrorist-related activities or other money laundering predicate crimes under any applicable law (collectively, “Anti-Money Laundering Laws”), (ii) has been assessed civil penalties under any Anti-Money Laundering Laws or (iii) has had any of its funds seized or forfeited in an action under any Anti-Money Laundering Laws. The Company has taken reasonable measures appropriate to the circumstances (in any event as required by applicable law) to ensure that the Company and each Controlled Entity is and will continue to be in compliance with all applicable current and future Anti-Money Laundering Laws.

(d)           No part of the proceeds from the sale of the Notes hereunder will be used, directly or indirectly, for any improper payments to any governmental official or employee, political party, official of a political party, candidate for political office, official of any public international organization or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage.  The Company has taken reasonable measures appropriate to the circumstances (in any event as required by applicable law) to ensure that the Company and each Controlled Entity is and will continue to be in compliance with all applicable current and future anti-corruption laws and regulations.

Section 5.17.      Status under Certain Statutes.  Neither the Company nor any Subsidiary is subject to regulation under the Investment Company Act of 1940, as amended, the Public Utility Holding Company Act of 2005, as amended, the ICC Termination Act of 1995, as amended, or the Federal Power Act, as amended.

Section 5.18.      Environmental Matters.  (a) Neither the Company nor any Subsidiary has knowledge of any claim or has received any notice of any claim, and no proceeding has been instituted raising any claim against the Company or any of its Subsidiaries or any of their respective real properties now or formerly owned, leased or operated by any of them or other assets, alleging any damage to the environment or violation of any Environmental Laws, except, in each case, such as could not reasonably be expected to result in a Material Adverse Effect.

(a)           Neither the Company nor any Subsidiary has knowledge of any facts which would give rise to any claim, public or private, of violation of Environmental Laws or damage to the environment emanating from, occurring on or in any way related to real properties now or formerly owned, leased or operated by any of them or to other assets or their use, except, in each case, such as could not reasonably be expected to result in a Material Adverse Effect.

(b)           Neither the Company nor any Subsidiary has stored any Hazardous Materials on real properties now or formerly owned, leased or operated by any of them and has not disposed of any Hazardous Materials in a manner contrary to any Environmental Laws in each case in any manner that could reasonably be expected to result in a Material Adverse Effect.

(c)           All buildings on all real properties now owned, leased or operated by the Company or any Subsidiary are in compliance with applicable Environmental Laws, except where failure to comply could not reasonably be expected to result in a Material Adverse Effect.

Section 5.19.     No Burdensome Restrictions.  Neither the Company nor any Subsidiary is subject to any Burdensome Restrictions except Burdensome Restrictions permitted under Section 10.8.

Section 5.20.      Hostile Tender Offers.  None of the proceeds of the sale of any Notes will be used to finance a Hostile Tender Offer.

SECTION 6.	REPRESENTATIONS OF THE PURCHASERS.

Section 6.1.        Purchase for Investment.  Each Purchaser severally represents that it is purchasing the Notes purchased by it hereunder for its own account or for one or more separate accounts maintained by such Purchaser or for the account of one or more pension or trust funds and not with a view to the distribution thereof, provided that the disposition of such Purchaser’s Notes or their property shall at all times be within such Purchaser’s or their control.  Each Purchaser understands that the Notes have not been registered under the Securities Act and may be resold only if registered pursuant to the provisions of the Securities Act or if an exemption from registration is available, except under circumstances where neither such registration nor such an exemption is required by law, and that the Company is not required to register the Notes.

Section 6.2.       Source of Funds.  Each Purchaser severally represents that at least one of the following statements is an accurate representation as to each source of funds (a “Source”) to be used by such Purchaser to pay the purchase price of the Notes to be purchased by such Purchaser hereunder:

(a)           the Source is an “insurance company general account” (as the term is defined in the United States Department of Labor’s Prohibited Transaction Exemption (“PTE”) 95-60) in respect of which the reserves and liabilities (as defined by the annual statement for life insurance companies approved by the National Association of Insurance Commissioners (the “NAIC Annual Statement”)) for the general account contract(s) held by or on behalf of any employee benefit plan together with the amount of the reserves and liabilities for the general account contract(s) held by or on behalf of any other employee benefit plans maintained by the same employer (or affiliate thereof as defined in PTE 95-60) or by the same employee organization in the general account do not exceed 10% of the total reserves and liabilities of the general account (exclusive of separate account liabilities) plus surplus as set forth in the NAIC Annual Statement filed with such Purchaser’s state of domicile; or

(b)           the Source is a separate account that is maintained solely in connection with such Purchaser’s fixed contractual obligations under which the amounts payable, or credited, to any employee benefit plan (or its related trust) that has any interest in such separate account (or to any participant or beneficiary of such plan (including any annuitant)) are not affected in any manner by the investment performance of the separate account; or

(c)           the Source is either (i) an insurance company pooled separate account, within the meaning of PTE 90-1 or (ii) a bank collective investment fund, within the meaning of the PTE 91-38 and, except as disclosed by such Purchaser to the Company in writing pursuant to this clause (c), no employee benefit plan or group of plans maintained by the same employer or employee organization beneficially owns more than 10% of all assets allocated to such pooled separate account or collective investment fund; or

(d)           the Source constitutes assets of an “investment fund” (within the meaning of Part V of PTE 84-14 (the “QPAM Exemption”)) managed by a “qualified professional asset manager” or “QPAM” (within the meaning of Part V of the QPAM Exemption), no employee benefit plan’s assets that are included in such investment fund, when combined with the assets of all other employee benefit plans established or maintained by the same employer or by an affiliate (within the meaning of Section V(c)(1) of the QPAM Exemption) of such employer or by the same employee organization and managed by such QPAM, exceed 20% of the total client assets managed by such QPAM, the conditions of Part I(c) and (g) of the QPAM Exemption are satisfied, neither the QPAM nor a person controlling or controlled by the QPAM (applying the definition of “control” in Section V(e) of the QPAM Exemption) owns a 5% or more interest in the Company and (i) the identity of such QPAM and (ii) the names of all employee benefit plans whose assets are included in such investment fund have been disclosed to the Company in writing pursuant to this clause (d);or

(e)           the Source constitutes assets of a “plan(s)” (within the meaning of section IV of PTE 96-23 (the “INHAM Exemption”)) managed by an “in-house asset manager” or “INHAM” (within the meaning of Part IV of the INHAM Exemption), the conditions of Part I(a), (g) and (h) of the INHAM Exemption are satisfied, neither the INHAM nor a person controlling or controlled by the INHAM (applying the definition of “control” in section IV(d) of the INHAM Exemption) owns a 5% or more interest in the Company and (i) the identity of such INHAM and (ii) the name(s) of the employee benefit plan(s) whose assets constitute the Source have been disclosed to the Company in writing pursuant to this clause (e); or

(f)           the Source is a governmental plan; or

(g)          the Source is one or more employee benefit plans, or a separate account or trust fund comprised of one or more employee benefit plans, each of which has been identified to the Company in writing pursuant to this clause (g); or

(h)           the Source does not include assets of any employee benefit plan, other than a plan exempt from the coverage of ERISA.

As used in this Section 6.2, the terms “employee benefit plan,” “governmental plan,” and “separate account” shall have the respective meanings assigned to such terms in section 3 of ERISA.

SECTION 7.	INFORMATION AS TO COMPANY.

Section 7.1.        Financial and Business Information.  The Company shall deliver to each Purchaser and each holder of a Note that is an Institutional Investor:

(a)           Quarterly Statements — within 45 days after the end of each quarterly fiscal period in each fiscal year of the Company (other than the last quarterly fiscal period of each such fiscal year), duplicate copies of,

(i)           a consolidated balance sheet of the Company and its Subsidiaries as at the end of such quarter, and

(ii)           consolidated statements of operations, changes in stockholders’ equity and cash flows of the Company and its Subsidiaries, for such quarter and (in the case of the second and third quarters) for the portion of the fiscal year ending with such quarter, setting forth in each case in comparative form the figures for the corresponding periods in the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP applicable to quarterly financial statements generally, and certified by a Senior Financial Officer as fairly presenting, in all material respects, the financial position of the companies being reported on and their results of operations and cash flows, subject to changes resulting from year-end adjustments and absence of GAAP notes thereto, provided that delivery within the time period specified above of copies of the Company’s Quarterly Report on Form 10-Q (the “Form 10-Q”) prepared in compliance with the requirements therefor and filed with the SEC shall be deemed to satisfy the requirements of this Section 7.1(a), provided, further, that the Company shall be deemed to have made such delivery of such Form 10-Q if it shall have timely made such Form 10-Q available on “EDGAR” and on its home page on the worldwide web (at the date of this Agreement located at:  http//www.laynechristensen.com) and shall have given each Purchaser and each holder of a Note prior notice of such availability on EDGAR and on its home page in connection with each delivery (such availability and notice thereof being referred to as “Electronic Delivery”);

(b)           Annual Statements — within 90 days (or such shorter period as is 15 days greater than the period applicable to the filing of the Company’s Annual Report on Form 10-K (the “Form 10-K”)) with the SEC after the end of each fiscal year of the Company, duplicate copies of

(i)           a consolidated balance sheet of the Company and its Subsidiaries as at the end of such year, and

(ii)           consolidated statements of operations, changes in stockholders’ equity and cash flows of the Company and its Subsidiaries for such year,

setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP, and accompanied by

(A)           an opinion thereon of Deloitte and Touche LLP or other independent public accountants of recognized national standing, which opinion shall state that such financial statements present fairly, in all material respects, the financial position of the companies being reported upon and their results of operations and cash flows and have been prepared in conformity with GAAP, and that the examination of such accountants in connection with such financial statements has been made in accordance with generally accepted auditing standards, and that such audit provides a reasonable basis for such opinion in the circumstances, and

(B)           a certificate of such accountants stating that they have reviewed this Agreement and stating further whether, in making their audit, they have become aware of any condition or event that then constitutes a Default or an Event of Default under Sections 10.1(k), 10.3(a)(v) and 10.12 (which certificate may be limited to the extent required by accounting rules or guidelines), and, if they are aware that any such condition or event then exists, specifying the nature and period of the existence thereof (it being understood that such accountants shall not be liable, directly or indirectly, for any failure to obtain knowledge of any Default or Event of Default unless such accountants should have obtained knowledge thereof in making an audit in accordance with generally accepted auditing standards or did not make such an audit), provided that the delivery within the time period specified above of the Company’s Form 10-K for such fiscal year (together with the Company’s annual report to shareholders, if any, prepared pursuant to Rule 14a-3 under the Exchange Act) prepared in accordance with the requirements therefor and filed with the SEC, together with the accountant’s certificate described in clause (B) above (the “Accountants’ Certificate”), shall be deemed to satisfy the requirements of this Section 7.1(b), provided, further, that the Company shall be deemed to have made such delivery of such Form 10-K if it shall have timely made Electronic Delivery thereof, in which event the Company shall separately deliver, concurrently with such Electronic Delivery, the Accountants’ Certificate;

(c)           SEC and Other Reports — except for filings referred to in Section 7.1(a) and (b) above, promptly upon their becoming available, one copy of (i) each financial statement, report, notice or proxy statement sent by the Company or any Subsidiary to its principal lending banks as a whole (excluding information sent to such banks in the ordinary course of administration of a bank facility, such as information relating to pricing and borrowing availability) or to its public securities holders generally, and (ii) each regular or periodic report, each registration statement (without exhibits except as expressly requested by such Purchaser or holder), and each prospectus and all amendments thereto filed by the Company or any Subsidiary with the SEC and of all press releases and other statements made available generally by the Company or any Subsidiary to the public concerning developments that are Material; provided, further, that the Company shall be deemed to have made such delivery of any document filed with the SEC if it shall have timely made Electronic Delivery thereof;

(d)           Budget and Forecast — as soon as available, but in any event not more than 60 days after the end of each fiscal year of the Company, a copy of the plan and forecast (including a projected consolidated balance sheet, income statement and cash flow statement) of the Company for each quarter of the upcoming fiscal year in form reasonably satisfactory to the Required Holders;

(e)           Notice of Default or Event of Default — promptly, and in any event within five days after a Responsible Officer becoming aware of the existence of any Default or Event of Default or that any Person has given any notice or taken any action with respect to a claimed default hereunder or that any Person has given any notice or taken any action with respect to a claimed default of the type referred to in Section 11(f), a written notice specifying the nature and period of existence thereof and what action the Company is taking or proposes to take with respect thereto;

(f)           ERISA Matters — promptly, and in any event within five days after a Responsible Officer becoming aware of any of the following, a written notice setting forth the nature thereof and the action, if any, that the Company or an ERISA Affiliate proposes to take with respect thereto:

(i)           with respect to any Plan, any reportable event, as defined in section 4043(c) of ERISA and the regulations thereunder, for which notice thereof has not been waived pursuant to such regulations as in effect on the date hereof; or

(ii)           the taking by the PBGC of steps to institute, or the threatening by the PBGC of the institution of, proceedings under section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the receipt by the Company or any ERISA Affiliate of a notice from a Multiemployer Plan that such action has been taken by the PBGC with respect to such Multiemployer Plan; or

(iii)           any event, transaction or condition that could result in the incurrence of any liability by the Company or any ERISA Affiliate pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, or in the imposition of any Lien on any of the rights, properties or assets of the Company or any ERISA Affiliate pursuant to Title I or IV of ERISA or such penalty or excise tax provisions, if such liability or Lien, taken together with any other such liabilities or Liens then existing, could reasonably be expected to have a Material Adverse Effect;

(g)           Notices from Governmental Authority — promptly, and in any event within 30 days of receipt thereof, copies of any notice to the Company or any Subsidiary from any Federal or state Governmental Authority relating to any order, ruling, statute or other law or regulation that could reasonably be expected to have a Material Adverse Effect; and

(h)           Requested Information — with reasonable promptness, such other data and information relating to the business, operations, affairs, financial condition, assets or properties of the Company or any of its Subsidiaries (including, but without limitation, actual copies of the Company’s Form 10-Q and Form 10-K) or relating to the ability of the Company to perform its obligations hereunder and under the Notes as from time to time may be reasonably requested by any such Purchaser or holder of a Note.

Section 7.2.        Officer’s Certificate.  Each set of financial statements delivered to a Purchaser or a holder of a Note pursuant to Section 7.1(a) or Section 7.1(b) shall be accompanied by a certificate of a Senior Financial Officer (which, in the case of Electronic Delivery of any such financial statements, shall be by separate concurrent delivery of such certificate to each Purchaser and each holder of a Note):

(a)           Covenant Compliance — setting forth the information (including detailed calculations) required in order to establish whether the Company was in compliance with the requirements of Section 10.12, during the quarterly or annual period covered by the statements then being furnished (including with respect to each such Section, where applicable, the calculations of the maximum or minimum amount, ratio or percentage, as the case may be, permissible under the terms of such Sections, and the calculation of the amount, ratio or percentage then in existence);

(b)           Event of Default — certifying that such Senior Financial Officer has reviewed the relevant terms hereof and has made, or caused to be made, under his or her supervision, a review of the transactions and conditions of the Company and its Subsidiaries from the beginning of the quarterly or annual period covered by the statements then being furnished to the date of the certificate and that such review shall not have disclosed the existence during such period of any condition or event that constitutes a Default or an Event of Default or, if any such condition or event existed or exists (including, without limitation, any such event or condition resulting from the failure of the Company or any Subsidiary to comply with any Environmental Law), specifying the nature and period of existence thereof and what action the Company shall have taken or proposes to take with respect thereto; and

(c)           Guarantors — certifying that each Guarantor is and was a Subsidiary of the Company during the period beginning with the beginning of the quarterly or annual period covered by the statements the being furnished and ending on the date of such certificate.

Section 7.3.       Visitation.  The Company shall permit the representatives of each Purchaser and each holder of a Note that is an Institutional Investor:

(a)           No Default — if no Default or Event of Default then exists, at the expense of such Purchaser or holder and upon reasonable prior notice to the Company, to visit the principal executive office of the Company, to discuss the affairs, finances and accounts of the Company and its Subsidiaries with the Company’s officers, and (with the consent of the Company, which consent will not be unreasonably withheld) its independent public accountants, and (with the consent of the Company, which consent will not be unreasonably withheld) to visit the other offices and properties of the Company and each Subsidiary, all at such reasonable times and as often as may be reasonably requested in writing; and

(b)           Default — if a Default or Event of Default then exists, at the expense of the Company to visit and inspect any of the offices or properties of the Company or any Subsidiary, to examine all their respective books of account, records, reports and other papers, to make copies and extracts therefrom, and to discuss their respective affairs, finances and accounts with their respective officers and independent public accountants (and by this provision the Company authorizes said accountants to discuss the affairs, finances and accounts of the Company and its Subsidiaries), all at such times and as often as may be requested.

SECTION 8.	PAYMENT AND PREPAYMENT OF THE NOTES.

Section 8.1.        Required Prepayments.  Each Series of Shelf Notes shall be subject to required prepayments, if any, set forth in the Notes of such Series, provided that upon any partial prepayment of the Shelf Notes of any Series pursuant to Section 8.2, such partial prepayment shall be applied in satisfaction of required prepayments of principal of the Notes in such Series in inverse order of their scheduled due dates.

Section 8.2.        Optional Prepayments with Make-Whole Amount.  The Company may, at its option, upon notice as provided below, prepay at any time all, or from time to time any part of, any Series of Notes, in an amount not less than $1,000,000 and multiples of $100,000, or such lesser principal amount of the Notes of such Series as shall then be outstanding, at 100% of the principal amount so prepaid, and the Make-Whole Amount determined for the prepayment date with respect to such principal amount.  The Company will give each holder of the Series of Notes to be prepaid written notice of each optional prepayment under this Section 8.2 not less than 10 days and not more than 60 days prior to the date fixed for such prepayment.  Each such notice shall specify such date (which shall be a Business Day), the aggregate principal amount of the Series of Notes to be prepaid on such date, the principal amount of each Note held by such holder to be prepaid (determined in accordance with Section 8.4), and the interest to be paid on the prepayment date with respect to such principal amount being prepaid, and shall be accompanied by a certificate of a Senior Financial Officer as to the estimated Make-Whole Amount due in connection with such prepayment (calculated as if the date of such notice were the date of the prepayment), setting forth the details of such computation.  Two Business Days prior to such prepayment, the Company shall deliver to each holder of the Series of Notes to be prepaid a certificate of a Senior Financial Officer specifying the calculation of such Make-Whole Amount as of the specified prepayment date.

Section 8.3.        Notice of Change in Control or Control Event; Offer to Prepay Notes in the Event of a Change in Control.

(i)           Notice of Change in Control or Control Event.  The Company shall, within five Business Days after any Responsible Officer has knowledge of the occurrence of any Change in Control or Control Event, give written notice of such Change in Control or Control Event to each holder of Notes unless notice in respect of such Change in Control (or the Change in Control contemplated by such Control Event) shall have been given pursuant to clause (ii) of this Section 8.3.  If a Change in Control has occurred, such notice shall contain and constitute an offer by the Company to prepay the Notes as described in clause (iii) of this Section 8.3 and shall be accompanied by the certificate described in clause (v) of this Section 8.3.

(ii)          Offer to Prepay Notes.  The offer to prepay Notes contemplated by the foregoing clause (i) shall be an offer to prepay, in accordance with and subject to this Section 8.3, all, but not less than all, the Notes held by each holder (in this case only, “holder” in respect of any Note registered in the name of a nominee for a disclosed beneficial owner shall mean such beneficial owner) on a date specified in such offer (the “Proposed Prepayment Date”).  Such Proposed Prepayment Date shall be not less than 10 days and not more than 30 days after the date of such offer (if the Proposed Prepayment Date shall not be specified in such offer, the Proposed Prepayment Date shall be the 20th day after the date of such offer).

(iii)        Acceptance; Rejection.  The Company shall, on or before the seventh day prior to the Proposed Prepayment Date, give telephonic renotification and confirmation thereof to each holder which shall have designated a recipient of such notices in the Purchaser Schedule attached to the applicable Confirmation of Acceptance or by notice in writing to the Company.  A holder of Notes may accept the offer to prepay made pursuant to this Section 8.3 by causing a notice of such acceptance to be delivered to the Company on or before the fifth day prior to the Proposed Prepayment Date.  A failure by a holder of Notes to respond to an offer to prepay made pursuant to this Section 8.3 on or before such date shall be deemed to constitute a rejection of such offer by such holder.

(iv)        Prepayment.  Prepayment of the Notes to be prepaid pursuant to this Section 8.3 shall be at 100% of the principal amount of such Notes, together with interest accrued to the actual date of such prepayment.  The prepayment shall be made on the Proposed Prepayment Date.

(v)         Officer’s Certificate.  Each offer to prepay the Notes pursuant to this Section 8.3 shall be accompanied by a certificate, executed by a Responsible Officer of the Company and dated the date of such offer, specifying: (a) the Proposed Prepayment Date; (b) that such offer is made pursuant to this Section 8.3; (c) the principal amount of each Note offered to be prepaid; (d) the interest that would be due on each Note offered to be prepaid, accrued to the Proposed Prepayment Date; (e) that the conditions of this Section 8.3 have been fulfilled; and (f) in reasonable detail, the nature and date of the Change in Control.

Section 8.4.        Allocation of Partial Prepayments.  In the case of any partial prepayment of the Notes of any Series, the principal amount of the Notes of such Series to be prepaid shall be allocated among all of the Notes of such Series at the time outstanding in proportion, as nearly as practicable, to the respective unpaid principal amounts thereof not theretofore called for prepayment.

Section 8.5.        Maturity; Surrender, Etc.  In the case of each prepayment of Notes of any Series pursuant to this Section 8, the principal amount of each Note to be prepaid shall mature and become due and payable on the date fixed for such prepayment, together with interest on such principal amount accrued to such date and the applicable Make-Whole Amount, if any.  From and after such date, unless the Company shall fail to pay such principal amount when so due and payable, together with the interest and Make-Whole Amount, if any, as aforesaid, interest on such principal amount shall cease to accrue.  Any Note paid or prepaid in full shall be surrendered to the Company and cancelled and shall not be reissued, and no Note shall be issued in lieu of any prepaid principal amount of any Note.

Section 8.6.        Purchase of Notes.  The Company will not and will not permit any Controlled Entity to purchase, redeem, prepay or otherwise acquire, directly or indirectly, any of the outstanding Notes of any Series except upon the payment or prepayment of the Notes of such Series in accordance with the terms of this Agreement and the Notes of such Series.  The Company will promptly cancel all Notes acquired by it or any Controlled Entity pursuant to any payment or prepayment of Notes pursuant to any provision of this Agreement and no Notes may be issued in substitution or exchange for any such Notes.

Section 8.7.         Make-Whole Amount.

“Make-Whole Amount” means, with respect to any Note, an amount equal to the excess, if any, of the Discounted Value of the Remaining Scheduled Payments with respect to the Called Principal of such Note over the amount of such Called Principal, provided that the Make-Whole Amount may in no event be less than zero.  For the purposes of determining the Make-Whole Amount, the following terms have the following meanings:

“Called Principal” means, with respect to any Note, the principal of such Note that is to be prepaid pursuant to Section 8.2 or has become or is declared to be immediately due and payable pursuant to Section 12.1, as the context requires.

“Discounted Value” means, with respect to the Called Principal of any Note, the amount obtained by discounting all Remaining Scheduled Payments with respect to such Called Principal from their respective scheduled due dates to the Settlement Date with respect to such Called Principal in accordance with accepted financial practice and at a discount factor (applied on the same periodic basis as that on which interest on the Notes is payable) equal to the Reinvestment Yield with respect to such Called Principal.

“Reinvestment Yield” means, with respect to the Called Principal of any Note, 0.50% over the yield to maturity implied by yield(s) reported as of 10:00 a.m. (New York City time) on the second Business Day preceding the Settlement Date with respect to such Called Principal, on the display designated as “Page PX1” (or such other display as may replace Page PX1) on Bloomberg Financial Markets for the most recently issued actively traded on-the-run U.S. Treasury securities (“Reported”) having a maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date.  If there are no such U.S. Treasury securities Reported having a maturity equal to such Remaining Average Life, then such implied yield to maturity will be determined by (a) converting U.S. Treasury bill quotations to bond equivalent yields in accordance with accepted financial practice and (b) interpolating linearly between the yields Reported for the applicable most recently issued actively traded on-the-run U.S. Treasury securities with the maturities (1) closest to and greater than such Remaining Average Life and (2) closest to and less than such Remaining Average Life.  The Reinvestment Yield shall be rounded to the number of decimal places as appears in the interest rate of the applicable Note.

If such yields are not Reported or the yields Reported as of such time are not ascertainable (including by way of interpolation), then “Reinvestment Yield” means, with respect to the Called Principal of any Note, 0.50% over  the yield to maturity implied by the U.S. Treasury constant maturity yields reported, for the latest day for which such yields have been so reported as of the second Business Day preceding the Settlement Date with respect to such Called Principal, in Federal Reserve Statistical Release H.15 (or any comparable successor publication) for the U.S. Treasury constant maturity having a term equal to the Remaining Average Life of such Called Principal as of such Settlement Date.  If there is no such U.S. Treasury constant maturity having a term equal to such Remaining Average Life, such implied yield to maturity will be determined by interpolating linearly between (1) the U.S. Treasury constant maturity so reported with the term closest to and greater than such Remaining Average Life and (2) the U.S. Treasury constant maturity so reported with the term closest to and less than such Remaining Average Life.  The Reinvestment Yield shall be rounded to the number of decimal places as appears in the interest rate of the applicable Note.  “Remaining Average Life” means, with respect to any Called Principal, the number of years obtained by dividing (i) such Called Principal into (ii) the sum of the products obtained by multiplying (a) the principal component of each Remaining Scheduled Payment with respect to such Called Principal by (b) the number of years, computed on the basis of a 360-day year composed of twelve 30-day months, that will elapse between the Settlement Date with respect to such Called Principal and the scheduled due date of such Remaining Scheduled Payment.

“Remaining Scheduled Payments” means, with respect to the Called Principal of any Note, all payments of such Called Principal and interest thereon that would be due after the Settlement Date with respect to such Called Principal if no payment of such Called Principal were made prior to its scheduled due date, provided that if such Settlement Date is not a date on which interest payments are due to be made under the terms of the Notes, then the amount of the next succeeding scheduled interest payment will be reduced by the amount of interest accrued to such Settlement Date and required to be paid on such Settlement Date pursuant to Section 8.2 or Section 12.1.

“Settlement Date” means, with respect to the Called Principal of any Note, the date on which such Called Principal is to be prepaid pursuant to Section 8.2 or has become or is declared to be immediately due and payable pursuant to Section 12.1, as the context requires.

SECTION 9.	AFFIRMATIVE COVENANTS.

From the date of this Agreement until the initial Closing and thereafter so long as any of the Notes are outstanding, the Company covenants that:

Section 9.1.        Compliance with Laws.  Without limiting Section 10.3, the Company will, and will cause each of its Subsidiaries to, comply with all laws, ordinances or governmental rules or regulations to which each of them is subject, including, without limitation, ERISA, Environmental Laws and the USA PATRIOT Act, and will obtain and maintain in effect all licenses, certificates, permits, franchises and other governmental authorizations necessary to the ownership of their respective properties or to the conduct of their respective businesses, in each case to the extent necessary to ensure that non-compliance with such laws, ordinances or governmental rules or regulations or failures to obtain or maintain in effect such licenses, certificates, permits, franchises and other governmental authorizations could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 9.2.        Insurance.  The Company will, and will cause each of its Subsidiaries to, maintain, with financially sound and reputable insurers, insurance with respect to their respective properties and businesses against such casualties and contingencies, of such types, on such terms and in such amounts (including deductibles, co-insurance and self-insurance, if adequate reserves are maintained with respect thereto) as is customary in the case of entities of established reputations engaged in the same or a similar business and similarly situated.

Section 9.3.        Maintenance of Properties.  The Company will, and will cause each of its Subsidiaries to, maintain and keep, or cause to be maintained and kept, their respective material properties in good repair, working order and condition (other than ordinary wear and tear), so that the business carried on in connection therewith may be properly conducted at all times, provided that this Section shall not prevent the Company or any Subsidiary from discontinuing the operation and the maintenance of any of its properties if such discontinuance is desirable in the conduct of its business and the Company has concluded that such discontinuance could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 9.4.         Payment of Taxes and Claims.  The Company will, and will cause each of its Subsidiaries to, file all tax returns required to be filed in any jurisdiction and to pay and discharge all taxes shown to be due and payable on such returns and all other taxes, assessments, governmental charges, or levies imposed on them or any of their properties, assets, income or franchises, to the extent the same have become due and payable and before they have become delinquent and all claims for which sums have become due and payable that have or might become a Lien on properties or assets of the Company or any Subsidiary, provided that neither the Company nor any Subsidiary need pay any such tax, assessment, charge, levy or claim if (i) the amount, applicability or validity thereof is contested by the Company or such Subsidiary on a timely basis in good faith and in appropriate proceedings, and the Company or a Subsidiary has established adequate reserves therefor in accordance with GAAP on the books of the Company or such Subsidiary or (ii) the nonpayment of all such taxes, assessments, charges, levies and claims in the aggregate could not reasonably be expected to have a Material Adverse Effect.

Section 9.5.         Corporate Existence, Etc.  Subject to Section 10.3, the Company will at all times preserve and keep its corporate existence in full force and effect.  Subject to Section 10.3, the Company will at all times preserve and keep in full force and effect the corporate existence of each of its Subsidiaries (unless merged into the Company or a Wholly-Owned Subsidiary) and all rights and franchises of the Company and its Subsidiaries unless, in the good faith judgment of the Company, the termination of or failure to preserve and keep in full force and effect such corporate existence, right or franchise could not, individually or in the aggregate, have a Material Adverse Effect.

Section 9.6.        Books and Records.  The Company will, and will cause each of its Subsidiaries to, maintain proper books of record and account in conformity with GAAP and all applicable requirements of any Governmental Authority having legal or regulatory jurisdiction over the Company or such Subsidiary, as the case may be.

Section 9.7.        Subsidiary Guaranty.  As promptly as possible but in any event within thirty (30) days (or such later date as may be agreed upon by the Required Holders) after any Person qualifies as a Material Domestic Subsidiary or the Company designates a Subsidiary as a Material Domestic Subsidiary, the Company shall provide the holders with written notice thereof setting forth information in reasonable detail describing the material assets of such Person, and shall cause such Subsidiary to deliver to the holders a joinder to the Subsidiary Guaranty (in the form contemplated thereby) pursuant to which such Subsidiary shall become a Subsidiary Guarantor and shall agree to be bound by the terms and provisions thereof, such Subsidiary Guaranty to be accompanied by appropriate corporate resolutions, other corporate documentation and legal opinions in form and substance reasonably satisfactory to the Required Holders and their counsel.

Section 9.8.        Information Required by Rule 144A.  The Company will, upon the request of the holder of any Note, provide such holder, and any qualified institutional buyer designated by such holder, such financial and other information as such holder may reasonably determine to be necessary in order to permit compliance with the information requirements of Rule 144A under the Securities Act in connection with the resale of Notes, except at such times as the Company is subject to the reporting requirements of section 13 or 15(d) of the Exchange Act.  For the purpose of this Section, the term “qualified institutional buyer” shall have the meaning specified in Rule 144A under the Securities Act.

Section 9.9.        Notes and Guaranty Agreements to Rank Pari Passu.  All payment obligations arising under this Agreement and the Notes shall be maintained at a rank (i) not less than pari passu with all other Notes from time to time issued and outstanding hereunder, without any preference among themselves and (ii) not less than pari passu with all other Indebtedness (actual or contingent) of the Company except to the extent such other Indebtedness is secured, but then only to the extent such security is permitted pursuant to Section 10.2.  All payment obligations under the Subsidiary Guaranty of each Subsidiary Guarantor in respect of the Notes and the Subsidiary Guaranty shall be maintained (i) at a rank pari passu with all payment obligations of such Subsidiary Guarantor under the Subsidiary Guaranty and the Notes guaranteed thereby, without any preference among themselves and (ii) not less than pari passu in respect of all other Indebtedness (actual or contingent) of such Subsidiary Guarantor except to the extent such other Indebtedness is secured, but then only to the extent such security is permitted pursuant to Section 10.2.

Section 9.10.      Covenant to Secure Notes Equally.  The Company will, if it or any Subsidiary shall create or assume any Lien upon any of its property or assets, whether now owned or hereafter acquired, other than Liens permitted by the provisions of Section 10.2 (unless prior written consent to the creation or assumption thereof shall have been obtained pursuant to Section 17.1), make or cause to be made effective provision whereby the Notes and the Subsidiary Guaranty will be secured by such Lien equally and ratably with any and all other Indebtedness thereby secured so long as any such other Indebtedness shall be so secured.

SECTION 10.	NEGATIVE COVENANTS.

From the date of this Agreement until the initial Closing and thereafter so long as any of the Notes are outstanding, the Company covenants that:

Section 10.1.      Indebtedness.  The Company will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Indebtedness, except:

(a)           Indebtedness of any Note Party under the Note Documents;

(b)           Indebtedness existing on the date hereof and set forth in Schedule 10.1 and extensions, renewals and replacements of any such Indebtedness (including any unfunded commitments in respect thereof) with Indebtedness of a similar type that does not increase the outstanding principal amount thereof, except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing;

(c)           Indebtedness of the Company to any Subsidiary and of any Subsidiary to the Company or any other Subsidiary; provided that Indebtedness of any Subsidiary that is not a Note Party to any Note Party shall be subject to the limitations set forth in Section 10.4(e);

(d)           Guaranties by the Company of Indebtedness of any Subsidiary and by any Subsidiary of Indebtedness of the Company or any other Subsidiary; provided that (i) the Indebtedness so Guarantied is permitted by this Section 10.1, (ii) Guaranties by the Company or any Subsidiary that is a Note Party of Indebtedness of any Subsidiary that is not a Note Party shall be subject to Section 10.4(e), and (iii) Guaranties permitted under this clause (d) shall be subordinated to the obligations of the applicable Subsidiary in respect of the Note Documents on the same terms as the Indebtedness so Guarantied is subordinated to such obligations (if subordinated at all);

(e)           Indebtedness of the Company or any Subsidiary as an account party in respect of trade letters of credit;

(f)           Indebtedness evidenced by Swap Contracts permitted under Section 10.5;

(g)           Indebtedness in respect of the Senior Credit Agreement; provided, that (i) the aggregate outstanding principal amount thereof shall at no time exceed $375,000,000, and (ii) such Indebtedness, and the Senior Lenders, shall at all times remain subject to the Intercreditor Agreement; provided, further, that such Indebtedness may be extended, renewed or replaced with Indebtedness of a similar type that does not exceed $375,000,000 in aggregate outstanding principal plus an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing and is subject to the Intercreditor Agreement or such other intercreditor arrangements as approved by the Required Holders;

(h)           Indebtedness to finance the premiums for the Company’s and its Subsidiaries’ insurance policies, the aggregate principal amount of which shall not exceed $5,000,000 at any time;

(i)           reimbursement obligations for drawings under surety bonds, standby letters of credit (to the extent performing a function similar to that of a surety bond) and similar instruments arising in the ordinary course of business;

(j)           Indebtedness owing to trade creditors of the Company or any Subsidiary thereof that arises in the ordinary course of business, so long as such Indebtedness is not overdue past the original due date by more than 90 days (unless such Indebtedness is being contested in good faith by the Company or the applicable Subsidiary and adequate reserves under GAAP have been established);

(k)           Priority Indebtedness in an aggregate principal amount not to exceed 10% of Tangible Net Worth (with Tangible Net Worth at any time being determined based on the Company’s most recently delivered financials under Section 7.1 and the corresponding compliance certificate under Section 7.2);

(l)           Sale and Leaseback Transactions permitted under Section 10.10;

(m)           Indebtedness of a Person existing at the time such Person became a Subsidiary of the Company (including any unfunded commitments in respect thereof), but only if such Indebtedness is not incurred in contemplation of or in connection with such Person becoming a Subsidiary and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing; provided, however that the aggregate principal amount of all such Indebtedness shall at no time exceed $25,000,000; and

(n)           additional unsecured Indebtedness not permitted elsewhere in this Section 10.1; provided, that no Default or Event of Default shall be outstanding immediately before or after incurring such Indebtedness, and the Company shall be in compliance with Section 10.12, on a Pro Forma Basis, immediately before and after the incurrence of such Indebtedness.

Section 10.2.      Liens.  The Company will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

(a)           Permitted Encumbrances;

(b)           any Lien on any property or asset of the Company or any Subsidiary existing on the date hereof and set forth in Schedule 10.2; provided that (i) such Lien shall not apply to any other property or asset of the Company or any Subsidiary and (ii) such Lien shall secure only those obligations which it secures on the date hereof and extensions, renewals and replacements thereof (including unfunded commitments thereunder) that do not increase the outstanding principal amount thereof except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing;

(c)           any Lien existing on any property or asset prior to the acquisition thereof by the Company or any Subsidiary or existing on any property or asset of any Person that becomes a Subsidiary after the date hereof prior to the time such Person becomes a Subsidiary; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be, (ii) such Lien shall not apply to any other property or assets of the Company or any Subsidiary and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be, and extensions, renewals and replacements thereof (including unfunded commitments thereunder) that do not increase the outstanding principal amount thereof except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing;

(d)           Liens upon cash posted to secure Indebtedness under Swap Contracts permitted under Sections 10.1 and 10.5.

(e)           a Lien in favor of the holder of the Indebtedness permitted under Section 10.1(h) on the Company’s insurance policies and any unearned premiums refundable with respect thereto, which Lien may only secure the Indebtedness of the Company incurred pursuant to Section 10.1(h) herein to finance the annual premiums due with respect to such insurance policies;

(f)           Liens granted to joint venture partners (including other Persons who the Company or any Subsidiary is in a business relationship with respect to oil and gas projects) on Equity Interests owned by the Company or such Subsidiary in connection with the formation of a Person (other than an individual) in which the ownership interests are held in part by the Company or such Subsidiary and a non-Affiliated Person, including, without limitation, rights of first refusal and rights of first offer held by such joint venture partners in respect of transfers of Equity Interests in such joint ventures; provided that such Liens are limited solely to the equity in the joint venture with no recourse to the Company or such Subsidiary except to the extent disclosed on Schedule 10.2;

(g)           Liens and rights of setoff existing solely with respect to cash and cash equivalents on deposit in one or more accounts maintained by the Company or any Subsidiary, in each case granted or existing in the ordinary course of business in favor of the bank or banks in which such accounts are maintained securing amounts owing to such bank with respect to cash management and operating account arrangements and only to the extent such Liens are not given in connection with the issuance of Indebtedness under the Senior Credit Agreement;

(h)           Liens securing Priority Indebtedness permitted under Section 10.1(k); provided, that in no event shall Indebtedness arising under the Senior Credit Agreement and the Senior Credit Documents (including, without limitation, any replacements or refinancing thereof) be secured by a Lien;

(i)           Liens related to Sale and Leaseback Transactions permitted under Section 10.10; and

(j)           Liens arising solely by virtue of cash collateralizing letters of credit permitted under the Senior Credit Agreement.

Section 10.3.      Fundamental Changes and Asset Sales.

(a)           The Company will not, and will not permit any Subsidiary to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) any of its assets (including pursuant to a Sale and Leaseback Transaction), or any of the Equity Interests of any of its Subsidiaries (in each case, whether now owned or hereafter acquired), or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing:

(i)           any Person may merge into the Company in a transaction in which the Company is the surviving corporation;

(ii)          any Subsidiary may merge into a Note Party in a transaction in which the surviving entity is such Note Party (provided that any such merger involving the Company must result in the Company as the surviving entity);

(iii)         any Subsidiary may sell, transfer, lease or otherwise dispose of its assets to a Note Party and may liquidate or dissolve in connection with such transaction;

(iv)         the sale or liquidation of cash equivalents and the use of cash in the ordinary course to the extent not otherwise prohibited hereunder;

(v)          the Company and its Subsidiaries may (A) sell inventory in the ordinary course of business, (B) effect sales, trade-ins or dispositions of used equipment for value in the ordinary course of business consistent with past practice, and may effect sales or other dispositions of obsolete or unused assets that are no longer necessary, useful or productive  in the ordinary course of the Company’s or the applicable Subsidiary’s business, (C) enter into licenses of technology in the ordinary course of business, and (D) make any other sales, transfers, leases or dispositions that, together with all other property of the Company and its Subsidiaries previously leased, sold or disposed of as permitted by this clause (D) during any fiscal year of the Company, does not exceed $10,000,000;

(vi)        any Subsidiary that is not a Note Party may liquidate or dissolve if the Company determines in good faith that such liquidation or dissolution is in the best interests of the Company and is not materially disadvantageous to the holders;

(vii)       the Company and its Subsidiaries may sell up to 40% in the aggregate of Layne Energy’s Equity Interests in one or more series of public or private offerings so long as (a) no Event of Default is then outstanding or would result therefrom, and (b) for each of the two fiscal quarters occurring immediately prior to such sale, the Leverage Ratio is less than 2.50 to 1.00;

(viii)      Sale and Leaseback Transactions to the extent permitted pursuant to Section 10.10; and

(ix)         transactions permitted by Section 10.4(g) and (h).

(b)           the Company will not, and will not permit any of its Subsidiaries to, engage to any material extent in any business other than businesses of the type conducted by the Company and its Subsidiaries on the date of execution of this Agreement and businesses reasonably related thereto.

(c)           the Company will not, nor will it permit any of its Subsidiaries to, change its fiscal year from the basis in effect on the date hereof.

Section 10.4.     Investments, Loans, Advances, Guaranties and Acquisitions.  The Company will not, and will not permit any of its Subsidiaries to, purchase, hold or acquire (including pursuant to any merger or consolidation with any Person that was not a Wholly-Owned Subsidiary prior to such merger or consolidation) any capital stock, evidences of indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guaranty any obligations of, or make or permit to exist any investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) any Person or any assets of any other Person constituting a business unit, except:

(a)           Permitted Investments;

(b)           Permitted Acquisitions;

(c)           investments by the Company and its Subsidiaries existing on the date hereof in the Equity Interests of its Subsidiaries;

(d)           investments existing on the date hereof which are listed on Schedule 10.4 hereto;

(e)           investments, loans or advances made by the Company in or to any Subsidiary, or any Guaranty of Indebtedness of such Subsidiary, and made by any Subsidiary in or to the Company or any other Subsidiary, including a Guaranty by such Subsidiary; provided that not more than an aggregate amount of $25,000,000 in investments, loans, advances, Guaranties or capital contributions may be made and remain outstanding, at any time, by Note Parties to or in respect of Subsidiaries which are not Note Parties; provided, further, that investments in Layne Energy shall only be made by the Company, and such investments shall only take the form of loans and advances made by the Company to Layne Energy;

(f)           Guaranties constituting Indebtedness permitted by Section 10.1;

(g)           investments (other than loans, financing leases, advances or similar financing arrangements) in water related assets provided by the Company or any Subsidiary thereof for customers in connection with which the applicable customer has entered into a contract with the Company or such Subsidiary to purchase water or water related services from the Company or such Subsidiary at a future date; provided, that the aggregate amount of all investments under this clause (g) and the immediately succeeding clause (h) shall not exceed (x) $20,000,000 at any time in respect of any single Person and its Affiliates, and (y) $60,000,000 at any time in respect of all Persons and their Affiliates, taken in the aggregate;

(h)           investments in the form of a loan, financing lease, advance or similar financing arrangement to an unaffiliated third party to finance the purchase of real property, personal property, services or equipment from the Company or any Subsidiary; provided, if the aggregate principal, stated or face amount of the applicable loan, financing lease, advance or similar financing arrangement exceeds $1,000,000, the Company or the applicable Subsidiary shall be required to retain a first-priority Lien upon any property or equipment subject to such transaction; provided, further, that the aggregate amount of all investments under this clause (h) and the immediately preceding clause (g) shall not exceed (x) $20,000,000 at any time in respect of any single Person and its Affiliates, and (y) $60,000,000 at any time in respect of all Persons and their Affiliates, taken in the aggregate;

(i)           investments constituting accounts arising in the ordinary course of business and payable in accordance with the Company’s or the applicable Subsidiary’s customary trade terms and investments by the Company or any of its Subsidiaries in satisfaction or partial satisfaction thereof from financially troubled account debtors to prevent or limit financial loss;

(j)           loans or advances to employees or directors of the Company and its Subsidiaries so long as the aggregate principal amount thereof does not exceed $750,000 at any time;

(k)           endorsements for collection or deposit in the ordinary course of business;

(l)           Swap Contracts permitted under Section 10.5;

(m)           joint ventures with other Persons for the purpose of bidding on and performing construction contracts; and

(n)           any other investment, loan or advance (other than acquisitions) so long as the aggregate amount of all such investments, loans and advances does not exceed 25% of Tangible Net Worth at any time (with Tangible Net Worth at any time being determined based on the Company’s most recently delivered financials and corresponding compliance certificate under Section 7.2).

Section 10.5.      Swap Contracts.  The Company will not, and will not permit any of its Subsidiaries to, enter into any Swap Contract, except (a) Swap Contracts entered into to hedge or mitigate risks to which the Company or any Subsidiary has reasonably anticipated actual exposure (other than those in respect of Equity Interests of the Company or any of its Subsidiaries), and (b) Swap Contracts entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of the Company or any Subsidiary.

Section 10.6.      Transactions with Affiliates.  The Company will not, and will not permit any of its Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) in the ordinary course of business at prices and on terms and conditions substantially not less favorable to the Company or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, (b) transactions between or among the Company and its Wholly-Owned Subsidiaries not involving any other Affiliate, (c) any Restricted Payment permitted by Section 10.7, (d) loans or advances to officers or directors permitted by Section 10.4(j), (e) subject to Section 10.7, the issuance or sale of any Equity Interest of the Company or the receipt by the Company of any capital contribution from its shareholders, (f) transactions permitted by Section 10.8, and (g) the payment of compensation and fees paid to, and indemnity provided on behalf of, officers or directors of the Company or any Subsidiary.

Section 10.7.      Restricted Payments.  The Company will not, and will not permit any of its Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except (a) the Company may declare and pay dividends with respect to its Equity Interests payable solely in additional shares of its common stock, (b) Subsidiaries may declare and pay dividends ratably with respect to their Equity Interests, (c) the Company may make Restricted Payments pursuant to and in accordance with stock option and benefits plans, including, without limitation, (i) cashless exercises of any such options, (ii) the delivery to the Company of shares of the Company’s common stock or restricted stock units by directors, management and employees of the Company or any Subsidiary thereof to cover tax withholding obligations associated with grants or exercises of stock options, restricted stock, restricted stock units or other equity-based awards, as well as other Restricted Payments pursuant to and in accordance with option plans or other benefit plans for management or employees of the Company and its Subsidiaries and (iii) so long as no Event of Default is then outstanding or would result therefrom, the purchase of the Company’s common stock on the open market and the re-issuance of such common stock to officers and employees of the Company in connection with incentive compensation plans or other agreements with officers, directors or employees of the Company approved by the Board of Directors of the Company, option plans or other benefit plans for management or employees of the Company and its Subsidiaries, (d) the Company may exchange an Equity Interest of the Company for another Equity Interest of the Company, (e) subject to compliance with all covenants, limitations and restrictions governing consolidations, mergers and/or asset transfers set forth in the Note Documents, the Company may make payments or distributions to dissenting stockholders pursuant to applicable law or in connection with the settlement or other satisfaction of legal claims made pursuant to or in connection with a consolidation, merger or transfer of assets; (f) the Company may make cash payments in lieu of the issuance of fractional shares and (g) the Company and its Subsidiaries may make any other Restricted Payment so long as (1) no Default or Event of Default has occurred and is continuing prior to making such Restricted Payment or would arise after giving effect (including giving effect on a Pro Forma Basis) thereto, and (2) the aggregate amount of all such Restricted Payments does not exceed 50% of cumulative Consolidated Net Income of the Company since January 31, 2011.

Section 10.8.      Restrictive Agreements.  The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of the Company or any Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets, or (b) the ability of any Subsidiary to pay dividends or other distributions with respect to holders of its Equity Interests or to make or repay loans or advances to the Company or any other Subsidiary or to Guaranty Indebtedness of the Company or any other Subsidiary; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by law or by any Note Document or, for so long as the following remain subject to the Intercreditor Agreement, the Senior Credit Agreement and the Senior Credit Documents (including any permitted refinancing or replacements thereof), (ii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder, (iii) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness, (iv) clause (b) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to Indebtedness of Subsidiaries permitted by this Agreement, and (v) clause (a) of the foregoing shall not apply to customary provisions in leases and other contracts restricting the assignment thereof.

Section 10.9.      Subordinated Indebtedness and Amendments to Subordinated Indebtedness Documents.  The Company will not, and will not permit any Subsidiary to, directly or indirectly voluntarily prepay, defease or in substance defease, purchase, redeem, retire or otherwise acquire, any Subordinated Indebtedness or any Indebtedness from time to time outstanding under the Subordinated Indebtedness Documents.  Furthermore, the Company will not, and will not permit any Subsidiary to, amend the Subordinated Indebtedness Documents or any document, agreement or instrument evidencing any Indebtedness incurred pursuant to the Subordinated Indebtedness Documents (or any replacements, substitutions, extensions or renewals thereof) or pursuant to which such Indebtedness is issued where such amendment, modification or supplement provides for the following or which has any of the following effects:

(a)           increases the overall principal amount of any such Indebtedness or increases the amount of any single scheduled installment of principal or interest;

(b)           shortens or accelerates the date upon which any installment of principal or interest becomes due or adds any additional mandatory redemption provisions;

(c)           shortens the final maturity date of such Indebtedness or otherwise accelerates the amortization schedule with respect to such Indebtedness;

(d)           increases the rate of interest accruing on such Indebtedness;

(e)           provides for the payment of additional fees or increases existing fees;

(f)           amends or modifies any financial or negative covenant (or covenant which prohibits or restricts the Company or any Subsidiary from taking certain actions) in a manner which is more onerous or more restrictive in any material respect to the Company or such Subsidiary or which is otherwise materially adverse to the Company, any Subsidiary and/or the holders or, in the case of any such covenant, which places material additional restrictions on the Company or such Subsidiary or which requires the Company or such Subsidiary to comply with more restrictive financial ratios or which requires the Company to better its financial performance, in each case from that set forth in the existing applicable covenants in the Subordinated Indebtedness Documents or the applicable covenants in this Agreement; or

(g)           amends, modifies or adds any affirmative covenant in a manner which (i) when taken as a whole, is materially adverse to the Company, any Subsidiary and/or the holders or (ii) is more onerous than the existing applicable covenant in the Subordinated Indebtedness Documents or the applicable covenant in this Agreement.

Section 10.10.    Sale and Leaseback Transactions.  The Company shall not, nor shall it permit any Subsidiary to, enter into any Sale and Leaseback Transaction, other than Sale and Leaseback Transactions in respect of which the net cash proceeds received in connection therewith do not exceed $5,000,000 in the aggregate during any fiscal year of the Company, determined on a consolidated basis for the Company and its Subsidiaries.

Section 10.11.    [Intentionally Omitted]

Section 10.12.    Financial Covenants.

(a)           Maximum Leverage Ratio.   The Company will not permit the ratio (the “Leverage Ratio”), determined as of the end of each of its fiscal quarters ending on and after January 31, 2011, of (i) Consolidated Total Funded Indebtedness to (ii) Consolidated EBITDA for the period of four (4) consecutive fiscal quarters most recently ended, taken as a single period, all calculated for the Company and its Subsidiaries on a consolidated basis based on the quarterly compliance certificate most recently delivered pursuant to Section 7.2, to be greater than 3.00 to 1.00.

(b)           Minimum Fixed Charge Coverage Ratio.  The Company will not permit the ratio (the “Fixed Charge Coverage Ratio”), determined as of the end of each of its fiscal quarters ending on and after January 31, 2011, of (i) Consolidated EBITDA plus Consolidated Rental Expense to (ii) Fixed Charges, in each case for the period of four (4) consecutive fiscal quarters most recently ended, taken as a single period,, all calculated for the Company and its Subsidiaries on a consolidated basis based on the quarterly compliance certificate most recently delivered pursuant to Section 7.2, to be less than 1.50 to 1.00.

Section 10.13.    [Intentionally Omitted]

Section 10.14.    Terrorism Sanctions Regulations.  The Company will not and will not permit any Controlled Entity to (a) become a Blocked Person or (b) have any investments in or engage in any dealings or transactions with any Blocked Person if such investments, dealings or transactions would cause any holder of a Note to be in violation of any laws or regulations that are applicable to such holder.

Section 10.15.    Most Favored Lender Status.

(a)           The Company will not, and will not permit any Subsidiary to, be bound or obligated (including, without limitation, by amendment to the Senior Credit Documents) under the Senior Credit Documents, to the extent the same contains one or more Additional Covenants (other than those in existence on the date hereof) or Additional Defaults (other than those in existence on the date hereof), unless prior written notice of such Additional Covenants or Additional Defaults shall have been provided to the holders of the Notes.  Unless the Company or any Subsidiary shall become bound by or obligated under the Senior Credit Documents, to the extent the same contains such Additional Covenants or Additional Defaults, with the prior written waiver by the Required Holder(s) of the application of this Section 10.15, the terms of this Agreement shall, without any further action on the part of the Company or any of the holders of the Notes, be deemed to be amended automatically to include each Additional Covenant and each Additional Default contained in the Senior Credit Documents.  The Company further covenants to promptly execute and deliver at its expense (including the reasonable fees and expenses of counsel for the holders of the Notes) an amendment to this Agreement in form and substance satisfactory to the Required Holder(s) evidencing the amendment of this Agreement to include such Additional Covenants and Additional Defaults, provided that the execution and delivery of such amendment shall not be a precondition to the effectiveness of such amendment as provided for in this Section 10.15(a), but shall merely be for the convenience of the parties hereto.

(b)           Upon the subsequent elimination of any such Additional Covenant or Additional Default from the Senior Credit Documents or subsequent amendment to any such Additional Covenant or Additional Default in the Senior Credit Documents the effect of which is to make any such Additional Covenant or Additional Default in the Senior Credit Documents less restrictive with respect to the Company and the Company providing notice thereof to the holders of the Notes of such event, the same shall be eliminated or similarly amended hereunder, as the case may be, if (i) no Default or Event of Default then exists, and (ii) such elimination or amendment of such Additional Covenant or Additional Default shall not make this Agreement any less restrictive with respect to the Company and its Subsidiaries than as in effect on the date of this Agreement, as amended by any other amendments hereto other than as a result of such Additional Covenant or Additional Default. The Company further covenants to promptly execute and deliver at its expense (including the reasonable fees and expenses of counsel for the holders of the Notes) an amendment to this Agreement in form and substance satisfactory to the Required Holders evidencing the amendment of this Agreement to modify or eliminate such Additional Covenant or Additional Default, and the execution and delivery of such amendment shall be a precondition to the effectiveness of such modification or elimination of such Additional Covenant or Additional Default as provided for in this Section 10.15(b).

SECTION 11.	EVENTS OF DEFAULT.

An “Event of Default” shall exist if any of the following conditions or events shall occur and be continuing:

(a)           the Company defaults in the payment of any principal or Make-Whole Amount, if any, on any Note when the same becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration or otherwise; or

(b)           the Company defaults in the payment of any interest on any Note for more than three Business Days after the same becomes due and payable; or

(c)           the Company defaults in the performance of or compliance with any term contained in Section, 7.1(e), 9.5 (with respect to the Company’s existence), 9.7 or 10; or

(d)           the Company or any Subsidiary defaults in the performance of or compliance with any term contained herein (other than those referred to in Sections 11(a), (b) and (c)) or the Company or any Note Party defaults in the performance of or compliance with any term contained in any other Note Document, and such default is not remedied within 30 days after the earlier of (i) a Responsible Officer obtaining actual knowledge of such default and (ii) the Company receiving written notice of such default from any holder of a Note (any such written notice to be identified as a “notice of default” and to refer specifically to this Section 11(d)); or

(e)           any representation or warranty made in writing by or on behalf of the Company or any Subsidiary or by any of such Person’s respective officers in this Agreement, any other Note Document or in any writing furnished in connection with the transactions contemplated hereby proves to have been false or incorrect in any material respect on the date as of which made; or

(f)           (i) the Company or any Subsidiary is in default (as principal or as guarantor or other surety) in the payment of any principal of or premium or make-whole amount or interest on any Material Indebtedness when and as the same shall become due and payable, or (ii) the Company or any Subsidiary is in default in the performance of or compliance with any term of any evidence of any Material Indebtedness or of any mortgage, indenture or other agreement relating thereto or any other condition exists, and as a consequence of such default or condition such Material Indebtedness has become, or has been declared (or one or more Persons are entitled to declare such Material Indebtedness to be), due and payable before its stated maturity or before its regularly scheduled dates of payment, or (iii) as a consequence of the occurrence or continuation of any event or condition (other than the passage of time or the right of the holder of such Material Indebtedness to convert such Material Indebtedness into equity interests), (x) the Company or any Subsidiary has become obligated to purchase or repay Material Indebtedness before its regular maturity or before its regularly scheduled dates of payment, or (y) one or more Persons have the right to require the Company or any Subsidiary so to purchase or repay such Material Indebtedness provided that this clause (f) shall not apply to secured Material Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Material Indebtedness; or

(g)           an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Company or any Subsidiary (other than an Immaterial Foreign Subsidiary) or its debts, or of a substantial part of its assets, under any  Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Company or any Subsidiary (other than an Immaterial Foreign Subsidiary) or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for sixty (60) days or an order or decree approving or ordering any of the foregoing shall be entered; or

(h)           the Company or any Subsidiary (other than an Immaterial Foreign Subsidiary) shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (g) of this Section, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Company or any Subsidiary (other than an Immaterial Foreign Subsidiary) or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing; or

(i)           the Company or any Subsidiary (other than an Immaterial Foreign Subsidiary) shall become unable, admit in writing its inability or fail generally to pay its debts as they become due; or

(j)           one or more judgments for the payment of money in an aggregate amount in excess of $5,000,000 not covered by insurance provided by a nationally recognized third-party insurance carrier in an amount equal to or in excess of the amounts of the applicable judgments, which carrier shall not have denied coverage in respect thereof, shall be rendered against the Company, any Subsidiary or any combination thereof and the same shall remain undischarged for a period of thirty (30) consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Company or any Subsidiary to enforce any such judgment; or

(k)           if (i) any Plan shall fail to satisfy the minimum funding standards of ERISA or the Code for any plan year or part thereof or a waiver of such standards or extension of any amortization period is sought or granted under section 412 of the Code, (ii) a notice of intent to terminate any Plan shall have been or is reasonably expected to be filed with the PBGC or the PBGC shall have instituted proceedings under ERISA section 4042 to terminate or appoint a trustee to administer any Plan or the PBGC shall have notified the Company or any ERISA Affiliate that a Plan may become a subject of any such proceedings, (iii) the aggregate “amount of unfunded benefit liabilities” (within the meaning of section 4001(a)(18) of ERISA) under all Plans, determined in accordance with Title IV of ERISA, shall exceed $10,000,000, (iv) the Company or any ERISA Affiliate shall have incurred or is reasonably expected to incur any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, (v) the Company or any ERISA Affiliate withdraws from any Multiemployer Plan, or (vi) the Company or any Subsidiary establishes or amends any employee welfare benefit plan that provides post-employment welfare benefits in a manner that would increase the liability of the Company or any Subsidiary thereunder; and any such event or events described in clauses (i) through (vi) above, either individually or together with any other such event or events, could reasonably be expected to have a Material Adverse Effect (as used in Section 11(k), the terms “employee benefit plan” and “employee welfare benefit plan” shall have the respective meanings assigned to such terms in section 3 of ERISA); or

(l)           the occurrence of any “default”, as defined in any Note Document (other than this Agreement) or the breach of any of the terms or provisions of any Note Document (other than this Agreement), which default or breach continues beyond any period of grace therein provided; or

(m)           any material provision of any Note Document for any reason ceases to be valid, binding and enforceable in accordance with its terms (or the Company or any Subsidiary shall challenge the enforceability of any Note Document or shall assert in writing, or engage in any action or inaction based on any such assertion, that any provision of any of the Note Documents has ceased to be or otherwise is not valid, binding and enforceable in accordance with its terms).

SECTION 12.	REMEDIES ON DEFAULT, ETC.

Section 12.1.      Acceleration.  (a)  If an Event of Default with respect to the Company described in Section 11(g) or (h) has occurred, all the Notes then outstanding shall automatically become immediately due and payable.

(a)           If any other Event of Default has occurred and is continuing, any holder or holders of more than 51% in principal amount of the Notes at the time outstanding may at any time at its or their option, by notice or notices to the Company, declare all the Notes then outstanding to be immediately due and payable.

(b)           If any Event of Default described in Section 11(a) or (b) has occurred and is continuing, any holder or holders of Notes at the time outstanding affected by such Event of Default may at any time, at its or their option, by notice or notices to the Company, declare all the Notes held by it or them to be immediately due and payable.

Upon any Notes becoming due and payable under this Section 12.1, whether automatically or by declaration, such Notes will forthwith mature and the entire unpaid principal amount of such Notes, plus (x) all accrued and unpaid interest thereon (including, but not limited to, interest accrued thereon at the Default Rate) and (y) the Make-Whole Amount determined in respect of such principal amount (to the full extent permitted by applicable law), shall all be immediately due and payable, in each and every case without presentment, demand, protest or further notice, all of which are hereby waived.  The Company acknowledges, and the parties hereto agree, that each holder of a Note has the right to maintain its investment in the Notes free from repayment by the Company (except as herein specifically provided for) and that the provision for payment of a Make-Whole Amount by the Company in the event that the Notes are prepaid or are accelerated as a result of an Event of Default, is intended to provide compensation for the deprivation of such right under such circumstances.

Section 12.2.      Other Remedies.  If any Default or Event of Default has occurred and is continuing, and irrespective of whether any Notes have become or have been declared immediately due and payable under Section 12.1, the holder of any Note at the time outstanding may proceed to protect and enforce the rights of such holder by an action at law, suit in equity or other appropriate proceeding, whether for the specific performance of any agreement contained herein or in any Note, or for an injunction against a violation of any of the terms hereof or thereof, or in aid of the exercise of any power granted hereby or thereby or by law or otherwise.

Section 12.3.      Rescission.  At any time after any Notes have been declared due and payable pursuant to Section 12.1(b) or (c), the holders of not less than 50% in principal amount of the Notes then outstanding, by written notice to the Company, may rescind and annul any such declaration and its consequences if (a) the Company has paid all overdue interest on the Notes, all principal of and Make-Whole Amount, if any, on any Notes that are due and payable and are unpaid other than by reason of such declaration, and all interest on such overdue principal and Make-Whole Amount, if any, and (to the extent permitted by applicable law) any overdue interest in respect of the Notes, at the Default Rate, (b) neither the Company nor any other Person shall have paid any amounts which have become due solely by reason of such declaration, (c) all Events of Default and Defaults, other than non-payment of amounts that have become due solely by reason of such declaration, have been cured or have been waived pursuant to Section 17, and (d) no judgment or decree has been entered for the payment of any monies due pursuant hereto or to the Notes.  No rescission and annulment under this Section 12.3 will extend to or affect any subsequent Event of Default or Default or impair any right consequent thereon.

Section 12.4.      No Waivers or Election of Remedies, Expenses, Etc.  No course of dealing and no delay on the part of any holder of any Note in exercising any right, power or remedy shall operate as a waiver thereof or otherwise prejudice such holder’s rights, powers or remedies.  No right, power or remedy conferred by this Agreement or by any Note upon any holder thereof shall be exclusive of any other right, power or remedy referred to herein or therein or now or hereafter available at law, in equity, by statute or otherwise.  Without limiting the obligations of the Company under Section 15, the Company will pay to the holder of each Note on demand such further amount as shall be sufficient to cover all costs and expenses of such holder incurred in any enforcement or collection under this Section 12, including, without limitation, reasonable attorneys’ fees, expenses and disbursements.

SECTION 13.	REGISTRATION; EXCHANGE; SUBSTITUTION OF NOTES.

Section 13.1.      Registration of Notes.  The Company shall keep at its principal executive office a register for the registration and registration of transfers of Notes.  The name and address of each holder of one or more Notes, each transfer thereof and the name and address of each transferee of one or more Notes shall be registered in such register.  If any holder of one or more Notes is a nominee, then the name and address of the beneficial owner of such Note or Notes shall also be registered in such register as an owner and holder thereof.  Prior to due presentment for registration of transfer, the Person(s) in whose name any Note(s) shall be registered shall be deemed and treated as the owner and holder thereof for all purposes hereof, and the Company shall not be affected by any notice or knowledge to the contrary.  The Company shall give to any holder of a Note that is an Institutional Investor promptly upon request therefor, a complete and correct copy of the names and addresses of all registered holders of Notes.

Section 13.2.      Transfer and Exchange of Notes.  Upon surrender of any Note to the Company at the address and to the attention of the designated officer (all as specified in Section 18(iii)), for registration of transfer or exchange (and in the case of a surrender for registration of transfer accompanied by a written instrument of transfer duly executed by the registered holder of such Note or such holder’s attorney duly authorized in writing and accompanied by the relevant name, address and other information for notices of each transferee of such Note or part thereof) of the same Series as such surrendered Note, within ten Business Days thereafter, the Company shall execute and deliver, at the Company’s expense (except as provided below), one or more new Notes (as requested by the holder thereof) in exchange therefor, in an aggregate principal amount equal to the unpaid principal amount of the surrendered Note.  Each such new Note shall be payable to such Person as such holder may request and shall be substantially in the form of Exhibit 1.  Each such new Note shall be dated and bear interest from the date to which interest shall have been paid on the surrendered Note or dated the date of the surrendered Note if no interest shall have been paid thereon.  The Company may require payment of a sum sufficient to cover any stamp tax or governmental charge imposed in respect of any such transfer of Notes.  Notes shall not be transferred in denominations of less than $100,000, provided that if necessary to enable the registration of transfer by a holder of its entire holding of Notes, one Note may be in a denomination of less than $100,000.  Any transferee, by its acceptance of a Note registered in its name (or the name of its nominee), shall be deemed to have made the representation set forth in Section 6.2.

Section 13.3.      Replacement of Notes.  Upon receipt by the Company at the address and to the attention of the designated officer (all as specified in Section 18(iii)) of evidence reasonably satisfactory to it of the ownership of and the loss, theft, destruction or mutilation of any Note (which evidence shall be, in the case of an Institutional Investor, notice from such Institutional Investor of such ownership and such loss, theft, destruction or mutilation), and

(i)           in the case of loss, theft or destruction, of indemnity reasonably satisfactory to it (provided that if the holder of such Note is, or is a nominee for, an original Purchaser or another holder of a Note with a minimum net worth of at least $100,000,000 or a Qualified Institutional Buyer, such Person’s own unsecured agreement of indemnity shall be deemed to be satisfactory), or

(ii)           in the case of mutilation, upon surrender and cancellation thereof,

within ten Business Days thereafter, the Company at its own expense shall execute and deliver, in lieu thereof, a new Note of the same Series as such lost, stolen, destroyed or mutilated Note, dated and bearing interest from the date to which interest shall have been paid on such lost, stolen, destroyed or mutilated Note or dated the date of such lost, stolen, destroyed or mutilated Note if no interest shall have been paid thereon.

SECTION 14.	PAYMENTS ON NOTES.

Section 14.1.      Place of Payment.  Subject to Section 14.2, payments of principal, Make-Whole Amount, if any, and interest becoming due and payable on the Notes shall be made in New York City, New York at the main office of JPMorgan Chase Bank, N.A. in such jurisdiction.  The Company may at any time, by notice to each holder of a Note, change the place of payment of the Notes so long as such place of payment shall be either the principal office of the Company in such jurisdiction or the principal office of a bank or trust company in such jurisdiction.

Section 14.2.      Home Office Payment.  So long as any Purchaser or its nominee shall be the holder of any Note, and notwithstanding anything contained in Section 14.1 or in such Note to the contrary, the Company will pay all sums becoming due on such Note for principal, Make-Whole Amount, if any, and interest by the method and at the address specified for such purpose in such Purchaser’s Confirmation of Acceptance, or by such other method or at such other address as such Purchaser shall have from time to time specified to the Company in writing for such purpose, without the presentation or surrender of such Note or the making of any notation thereon, except that upon written request of the Company made concurrently with or reasonably promptly after payment or prepayment in full of any Note, such Purchaser shall surrender such Note for cancellation, reasonably promptly after any such request, to the Company at its principal executive office or at the place of payment most recently designated by the Company pursuant to Section 14.1.  Prior to any sale or other disposition of any Note held by a Purchaser or its nominee, such Purchaser will, at its election, either endorse thereon the amount of principal paid thereon and the last date to which interest has been paid thereon or surrender such Note to the Company in exchange for a new Note or Notes pursuant to Section 13.2.  The Company will afford the benefits of this Section 14.2 to any Institutional Investor that is the direct or indirect transferee of any Note purchased by a Purchaser under this Agreement and that has made the same agreement relating to such Note as the Purchasers have made in this Section 14.2.

SECTION 15.	EXPENSES, ETC.

Section 15.1.      Transaction Expenses. Whether or not the transactions contemplated hereby are consummated, the Company will pay all costs and expenses (including reasonable attorneys’ fees of a special counsel and, if reasonably required by the Required Holders, local or other counsel) incurred by the Purchasers and each other holder of a Note in connection with such transactions and in connection with any amendments, waivers or consents under or in respect of this Agreement or the Notes or any other Note Document (whether or not such amendment, waiver or consent becomes effective), including, without limitation: (a) the costs and expenses incurred in enforcing or defending (or determining whether or how to enforce or defend) any rights under this Agreement or the Notes or any other Note Document or in responding to any subpoena or other legal process or informal investigative demand issued in connection with this Agreement or the Notes or any other Note Document, or by reason of being a holder of any Note, (b) the costs and expenses, including financial advisors’ fees, incurred in connection with the insolvency or bankruptcy of the Company or any Subsidiary or in connection with any work-out or restructuring of the transactions contemplated hereby and by the Notes and (c) the costs and expenses incurred in connection with the initial filing of this Agreement and all related documents and financial information with the SVO provided, that such costs and expenses under this clause (c) shall not exceed $7,500.  The Company will pay, and will save each Purchaser and each other holder of a Note harmless from, all claims in respect of any fees, costs or expenses, if any, of brokers and finders (other than those, if any, retained by a Purchaser or other holder in connection with its purchase of the Notes).

Section 15.2.      Survival.  The obligations of the Company under this Section 15 will survive the payment or transfer of any Note, the enforcement, amendment or waiver of any provision of this Agreement or the Notes or any other Note Document, and the termination of this Agreement.

SECTION 16.	SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ENTIRE AGREEMENT.

All representations and warranties contained herein or in any other Note Document shall survive the execution and delivery of this Agreement, the Notes issued and sold from time to time and the other Note Documents, the purchase or transfer by any Purchaser of any Note or portion thereof or interest therein and the payment of any Note, and may be relied upon by any subsequent holder of a Note, regardless of any investigation made at any time by or on behalf of such Purchaser or any other holder of a Note.  All statements contained in any certificate or other instrument delivered by or on behalf of the Company pursuant to this Agreement or any other Note Document  shall be deemed representations and warranties of the Company under this Agreement.  Subject to the preceding sentence, this Agreement, the Notes and any other Note Document embody the entire agreement and understanding between each Purchaser and the Company and supersede all prior agreements and understandings relating to the subject matter hereof.

SECTION 17.	AMENDMENT AND WAIVER.

Section 17.1.      Requirements.  This Agreement and the Notes may be amended, and the observance of any term hereof or of the Notes may be waived (either retroactively or prospectively), with (and only with) the written consent of the Company and the Required Holders, except that:

(a)           no amendment or waiver of any of the provisions of Section 1, 2, 3, 4, 5, 6 or 21 hereof, or any defined term (as it is used therein), will be effective as to any Purchaser unless consented to by such Purchaser in writing;

(b)           no amendment or waiver may, without the written consent of each Purchaser and the holder of each Note at the time outstanding, (i) subject to the provisions of Section 12 relating to acceleration or rescission, change the amount or time of any prepayment or payment of principal of, or reduce the rate or change the time of payment or method of computation of (x) interest on the Notes or (y) the Make-Whole Amount, (ii) change the percentage of the principal amount of the Notes the holders of which are required to consent to any amendment or waiver or the principal amount of the Notes that the Purchasers are to purchase pursuant to Section 2 upon the satisfaction of the conditions to Closing that appear in Section 4 , or (iii) amend any of Section 8 (except as set forth in Section 17.1(c), 11(b), 12, 17 or 20); and

(c)           the provisions of Section 8.6 may be amended or waived to permit offers to purchase made by the Company or an Affiliate pro rata to the holders of all Notes at the time outstanding upon the same terms and conditions only with the written consent of the Company and the Super-Majority Holders.

Section 17.2.      Solicitation of Holders of Notes.

(a)           Solicitation.  The Company will provide each Purchaser and each holder of a Note with sufficient information, sufficiently far in advance of the date a decision is required, to enable such holder to make an informed and considered decision with respect to any proposed amendment, waiver or consent in respect of any of the provisions hereof or of the Notes.  The Company will deliver executed or true and correct copies of each amendment, waiver or consent effected pursuant to the provisions of this Section 17 to each Purchaser and each holder of a Note promptly following the date on which it is executed and delivered by, or receives the consent or approval of, the requisite Purchasers or holders of Notes.

(b)           Payment.  The Company will not directly or indirectly pay or cause to be paid any remuneration, whether by way of supplemental or additional interest, fee or otherwise, or grant any security or provide other credit support, to any Purchaser or holder of a Note as consideration for or as an inducement to the entering into by such Purchaser or holder of any waiver or amendment of any of the terms and provisions hereof or of any Note unless such remuneration is concurrently paid, or security is concurrently granted or other credit support concurrently provided, on the same terms, ratably to each Purchaser and holder of a Note even if such Purchaser or holder did not consent to such waiver or amendment.

Section 17.3.     Binding Effect, Etc.  Any amendment or waiver consented to as provided in this Section 17 applies equally to all Purchasers and holders of Notes and is binding upon them and upon each future holder of any Note and upon the Company without regard to whether such Note has been marked to indicate such amendment or waiver.  No such amendment or waiver will extend to or affect any obligation, covenant, agreement, Default or Event of Default not expressly amended or waived or impair any right consequent thereon.  No course of dealing between the Company and any Purchaser or holder of a Note nor any delay in exercising any rights hereunder or under any Note shall operate as a waiver of any rights of any Purchaser or holder of such Note.

Section 17.4.      Notes Held by Company, Etc.  Solely for the purpose of determining whether the holders of the requisite percentage of the aggregate principal amount of Notes then outstanding approved or consented to any amendment, waiver or consent to be given under this Agreement or the Notes, or have directed the taking of any action provided herein or in the Notes to be taken upon the direction of the holders of a specified percentage of the aggregate principal amount of Notes then outstanding, Notes directly or indirectly owned by the Company or any of its Controlled Entities shall be deemed not to be outstanding.

SECTION 18.	NOTICES.

All notices and communications provided for hereunder shall be in writing and sent (a) by telecopy or email if the sender on the same day sends a confirming copy of such notice by an internationally recognized overnight delivery service (charges prepaid), or (b) by registered or certified mail with return receipt requested (postage prepaid), or (c) by an internationally recognized overnight delivery service (with charges prepaid).  Any such notice must be sent:

(i)           if to Prudential, to Prudential at Prudential Capital Group, 2200 Ross Avenue, Suite 4200E, Dallas, TX  75201, Attention of Brian Lemons, Vice President (Telecopy No. 214-720-6299; Telephone No. 214-720-6276; Email pcg.dallas@prudential.com), or at such other address as Prudential shall have specified to the Company in writing,

(ii)           if to any Purchaser or its nominee, to such Purchaser or nominee at the address as specified by such Purchaser in its Confirmation of Acceptance, or at such other address as such Purchaser or nominee shall have specified to the Company in writing,

(iii)           if to any other holder of any Note, to such holder at such address as such other holder shall have specified to the Company in writing, or

(iv)           if to the Company, to the Company at Layne Christensen Company, 1900 Shawnee Mission Parkway, Mission Woods, KS 66205, Attention of Jerry Fanska, Senior Vice President Finance (Telecopy No. 913-362-8823; Telephone No. 913-677-6858), Email jwfanska@laynechristensen.com; with a copy to Layne Christensen Company, 1900 Shawnee Mission Parkway, Mission Woods, KS 66205, Attention of Steven Crooke, Senior Vice President and General Counsel (Telecopy No. 913-362-8823; Telephone No. 913-677-6864), Email sfcrooke@laynechristensen.com or at such other address as the Company shall have specified to the holder of each Note in writing.

Notices under this Section 18 will be deemed given only when actually received.

Notwithstanding anything to the contrary in this Section 18, any communication pursuant to Section 2 shall be made by the method specified for such communication in Section 2, and shall be effective to create any rights or obligations under this Agreement only if, in the case of a telephone communication, an Authorized Officer of the party conveying the information and of the party receiving the information are parties to the telephone call, and in the case of a telecopier communication, the communication is signed by an Authorized Officer of the party conveying the information, addressed to the attention of an Authorized Officer of the party receiving the information, and in fact received at the telecopier terminal the number of which is listed for the party receiving the communication in the Information Schedule or at such other telecopier terminal as the party receiving the information shall have specified in writing to the party sending such information.

SECTION 19.	REPRODUCTION OF DOCUMENTS.

This Agreement and all documents relating thereto, including, without limitation, (a) consents, waivers and modifications that may hereafter be executed, (b) documents received by any Purchaser at any Closing (except the Notes themselves), and (c) financial statements, certificates and other information previously or hereafter furnished to any Purchaser, may be reproduced by such Purchaser by any photographic, photostatic, electronic, digital, or other similar process and such Purchaser may destroy any original document so reproduced.  The Company agrees and stipulates that, to the extent permitted by applicable law, any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by such Purchaser in the regular course of business) and any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.  This Section 19 shall not prohibit the Company or any other holder of Notes from contesting any such reproduction to the same extent that it could contest the original, or from introducing evidence to demonstrate the inaccuracy of any such reproduction.

SECTION 20.	CONFIDENTIAL INFORMATION.

For the purposes of this Section 20, “Confidential Information” means information delivered to any Purchaser by or on behalf of the Company or any Subsidiary in connection with the transactions contemplated by or otherwise pursuant to this Agreement that is proprietary in nature and that was clearly marked or labeled or otherwise adequately identified when received by such Purchaser as being confidential information of the Company or such Subsidiary, provided that such term does not include information that (a) was publicly known or otherwise known to such Purchaser prior to the time of such disclosure, (b) subsequently becomes publicly known through no act or omission by such Purchaser or any person acting on such Purchaser’s behalf, (c) otherwise becomes known to such Purchaser other than through disclosure by the Company or any Subsidiary or (d) constitutes financial statements delivered to such Purchaser under Section 7.1 that are otherwise publicly available.  Each Purchaser will maintain the confidentiality of such Confidential Information in accordance with procedures adopted by such Purchaser in good faith to protect confidential information of third parties delivered to such Purchaser, provided that such Purchaser may deliver or disclose Confidential Information to (i) its directors, officers, employees, agents, attorneys, trustees and affiliates (to the extent such disclosure reasonably relates to the administration of the investment represented by its Notes), (ii) its financial advisors and other professional advisors who agree to hold confidential the Confidential Information substantially in accordance with the terms of this Section 20, (iii) any other holder of any Note, (iv) any Institutional Investor to which it sells or offers to sell such Note or any part thereof or any participation therein (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this Section 20), (v) any Person from which it offers to purchase any security of the Company (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this Section 20), (vi) any federal or state regulatory authority having jurisdiction over such Purchaser, (vii) the NAIC or the SVO or, in each case, any similar organization, or any nationally recognized rating agency that requires access to information about such Purchaser’s investment portfolio, or (viii) any other Person to which such delivery or disclosure may be necessary or appropriate (w) to effect compliance with any law, rule, regulation or order applicable to such Purchaser, (x) in response to any subpoena or other legal process, (y) in connection with any litigation to which such Purchaser is a party or (z) if an Event of Default has occurred and is continuing, to the extent such Purchaser may reasonably determine such delivery and disclosure to be necessary or appropriate in the enforcement or for the protection of the rights and remedies under such Purchaser’s Notes and this Agreement.  Each holder of a Note, by its acceptance of a Note, will be deemed to have agreed to be bound by and to be entitled to the benefits of this Section 20 as though it were a party to this Agreement.  On reasonable request by the Company in connection with the delivery to any holder of a Note of information required to be delivered to such holder under this Agreement or requested by such holder (other than a holder that is a party to this Agreement or its nominee), such holder will enter into an agreement with the Company embodying the provisions of this Section 20.

In the event that as a condition to receiving access to information relating to the Company or its Subsidiaries in connection with the transactions contemplated by or otherwise pursuant to this Agreement, any Purchaser is required to agree to a confidentiality undertaking (whether through Intralinks or otherwise) which is different from the terms of this Section 20, the terms of this Section 20 shall, as between such Purchaser and the Company, supersede the terms of any such other confidentiality undertaking.

Each Purchaser acknowledges that (i) the Confidential Information may include material non-public information concerning the Company or a Subsidiary, as the case may be, which the Company shall identify as such when so delivered, and (ii) applicable law (including Federal or state securities laws) prohibits such Purchaser from using such material non-public information to purchase, sell or otherwise trade Equity Interests issued by the Company.

SECTION 21.	SUBSTITUTION OF PURCHASER.

Each Purchaser shall have the right to substitute any one of its Affiliates as the purchaser of the Notes that it has agreed to purchase hereunder, by written notice to the Company, which notice shall be signed by both such Purchaser and such Affiliate, shall contain such Affiliate’s agreement to be bound by this Agreement and shall contain a confirmation by such Affiliate of the accuracy with respect to it of the representations set forth in Section 6.  Upon receipt of such notice, any reference to such Purchaser in this Agreement (other than in this Section 21), shall be deemed to refer to such Affiliate in lieu of such original Purchaser.  In the event that such Affiliate is so substituted as a Purchaser hereunder and such Affiliate thereafter transfers to such original Purchaser all of the Notes then held by such Affiliate, upon receipt by the Company of notice of such transfer, any reference to such Affiliate as a “Purchaser” in this Agreement (other than in this Section 21), shall no longer be deemed to refer to such Affiliate, but shall refer to such original Purchaser, and such original Purchaser shall again have all the rights of an original holder of the Notes under this Agreement.

SECTION 22.	MISCELLANEOUS.

Section 22.1.      Successors and Assigns.  All covenants and other agreements contained in this Agreement by or on behalf of any of the parties hereto bind and inure to the benefit of their respective successors and assigns (including, without limitation, any subsequent holder of a Note) whether so expressed or not.

Section 22.2.      Payments Due on Non-Business Days.  Anything in this Agreement or the Notes to the contrary notwithstanding, any payment of principal of or Make-Whole Amount or interest on any Note that is due on a date other than a Business Day shall be made on the next succeeding Business Day without (in the case of payments) including the additional days elapsed in the computation of the interest payable on such next succeeding Business Day; provided that if the maturity date of any Note is a date other than a Business Day, the payment otherwise due on such maturity date shall be made on the next succeeding Business Day and shall include the additional days elapsed in the computation of interest payable on such next succeeding Business Day.

Section 22.3.      Accounting Terms.  Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Company notifies Prudential that the Company requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if Prudential notifies the Company that the Required Holders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.  Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made (i) without giving effect to any election under Accounting Standards Codification 825-10-25 (previously referred to as Statement of Financial Accounting Standards 159) (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Company or any Subsidiary at “fair value”, as defined therein and (ii) without giving effect to any treatment of Indebtedness in respect of convertible debt instruments under Financial Accounting Standards Board Staff Position APB 14-1 to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof.

Section 22.4.      Severability.  Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall (to the full extent permitted by law) not invalidate or render unenforceable such provision in any other jurisdiction.

Section 22.5.     Construction, Etc.  Each covenant contained herein shall be construed (absent express provision to the contrary) as being independent of each other covenant contained herein, so that compliance with any one covenant shall not (absent such an express contrary provision) be deemed to excuse compliance with any other covenant.  Where any provision herein refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person.

For the avoidance of doubt, all Schedules and Exhibits attached to this Agreement shall be deemed to be a part hereof.

Section 22.6.      Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one instrument.  Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all, of the parties hereto.  Delivery of an executed signature page to this Agreement by facsimile or PDF shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 22.7.     Governing Law.  This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York excluding choice-of-law principles of the law of such State that would permit the application of the laws of a jurisdiction other than such State.

Section 22.8.      Jurisdiction and Process; Waiver of Jury Trial.  (a) The Company irrevocably submits to the non-exclusive jurisdiction of any New York State or federal court sitting in the Borough of Manhattan, The City of New York, over any suit, action or proceeding arising out of or relating to this Agreement or the Notes.  To the fullest extent permitted by applicable law, the Company irrevocably waives and agrees not to assert, by way of motion, as a defense or otherwise, any claim that it is not subject to the jurisdiction of any such court, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

(a)           The Company consents to process being served by or on behalf of any holder of Notes in any suit, action or proceeding of the nature referred to in Section 22.8(a) by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, return receipt requested, to it at its address specified in Section 18 or at such other address of which such holder shall then have been notified pursuant to said Section.  The Company agrees that such service upon receipt (i) shall be deemed in every respect effective service of process upon it in any such suit, action or proceeding and (ii) shall, to the fullest extent permitted by applicable law, be taken and held to be valid personal service upon and personal delivery to it.  Notices hereunder shall be conclusively presumed received as evidenced by a delivery receipt furnished by the United States Postal Service or any reputable commercial delivery service.

(b)           Nothing in this Section 22.8 shall affect the right of any holder of a Note to serve process in any manner permitted by law, or limit any right that the holders of any of the Notes may have to bring proceedings against the Company in the courts of any appropriate jurisdiction or to enforce in any lawful manner a judgment obtained in one jurisdiction in any other jurisdiction.

(c)           THE PARTIES HERETO HEREBY WAIVE TRIAL BY JURY IN ANY ACTION BROUGHT ON OR WITH RESPECT TO THIS AGREEMENT, THE NOTES OR ANY OTHER DOCUMENT EXECUTED IN CONNECTION HEREWITH OR THEREWITH.

Section 22.9.      Transaction References.  The Company agrees that after it has filed a Form 8-K with the SEC disclosing that it has entered into this Agreement Prudential may (i) refer to its role in establishing the Facility, as well as the identity of the Company and the maximum aggregate principal amount of the Shelf Notes and the date on which the Facility was established, on its internet site or in marketing materials, press releases, published “tombstone” announcements or any other print or electronic medium and (ii) display the Company’s corporate logo in conjunction with any such reference.

*    *    *    *    *

If you are in agreement with the foregoing, please sign the form of agreement on a counterpart of this Agreement and return it to the Company, whereupon this Agreement shall become a binding agreement between you and the Company.

Very truly yours,

LAYNE CHRISTENSEN COMPANY

By:	/s/ Jerry W. Fanska
Jerry W. Fanska
Senior Vice President - Finance

This Agreement is hereby
accepted and agreed to as
of the date hereof.

PRUDENTIAL INVESTMENT
  MANAGEMENT, INC.

By:	/s/ Brian Lemons
Vice President

Information Schedule

Authorized Officers for Prudential
INFORMATION SCHEDULE

Authorized Officers for Prudential

Randall M. Kob Managing Director Prudential Capital Group 2200 Ross Avenue Suite 4200E Dallas, TX 75201 Telephone: (214) 720-6210 Telephone: (214) 720-6299	Ric E. Abel Managing Director Prudential Capital Group 2200 Ross Avenue Suite 4200E Dallas, TX 75201 Telephone: (214) 720-6272 Telephone: (214) 720-6297

Matthew A. Baker Vice President Prudential Capital Group 2200 Ross Avenue Suite 4200E Dallas, TX 75201 Telephone: (214) 720-6253 Telephone: (214) 720-6299	Richard P. Carrell Vice President Prudential Capital Group 2200 Ross Avenue Suite 4200E Dallas, TX 75201 Telephone: (214) 720-6287 Telephone: (214) 720-6297

Brien F. Davis Vice President Prudential Capital Group 2200 Ross Avenue Suite 4200E Dallas, TX 75201 Telephone: (214) 720-6256 Telephone: (214) 720-6299	Jennifer Graham Vice President Prudential Capital Group 2200 Ross Avenue Suite 4200E Dallas, TX 75201 Telephone: (214) 720-6260 Telephone: (214) 720-6297

Timothy M. Laczkowski Vice President Prudential Capital Group 2200 Ross Avenue Suite 4200E Dallas, TX 75201 Telephone: (214) 720-6275 Telephone: (214) 720-6299	Brian E. Lemons Vice President Prudential Capital Group 2200 Ross Avenue Suite 4200E Dallas, TX 75201 Telephone: (214) 720-6272 Telephone: (214) 720-6299

Brian N. Thomas Vice President Prudential Capital Group 2200 Ross Avenue Suite 4200E Dallas, TX 75201 Telephone: (214) 720-6216 Telephone: (214) 720-6299

Authorized Officers for the Company

Andrew B. Schmitt
Chief Executive Officer

Jerry W. Fanska
Senior Vice President Finance

DEFINED TERMS

As used herein, the following terms have the respective meanings set forth below or set forth in the Section hereof following such term:

“Acceptance” is defined in Section 2(f).

“Acceptance Day” is defined in Section 2(f).

“Acceptance Window” means, with respect to any interest rate quotes provided by Prudential pursuant to Section 2(e), the time period designated by Prudential during which the Company may elect to accept such interest rate quotes as to not less than $5,000,000 in aggregate principal amount of Shelf Notes specified in the related Request for Purchase.

“Accepted Note” is defined in Section 2(f).

“Additional Covenants” means any affirmative or negative covenant or similar restriction applicable to the Company (regardless of whether such provision is labeled or otherwise characterized as a covenant) the subject matter of which either (i) is similar to that of any covenant in Section 9 or 10 of this Agreement, or related definitions in Schedule B of this Agreement, but contains one or more percentages, amounts or formulas that is more restrictive than those set forth herein or more beneficial to the holder or holders of the Indebtedness created or evidenced by the document in which such covenant or similar restriction is contained (and such covenant or similar restriction shall be deemed an Additional Covenant only to the extent that it is more restrictive or more beneficial) or (ii) is different from the subject matter of any covenant in Section 9 or 10 of this Agreement, or related definitions in Schedule B of this Agreement.

“Additional Defaults” means any provision contained in any document or instrument creating or evidencing Indebtedness of the Company which permits the holder or holders of Indebtedness to accelerate (with the passage of time or giving of notice or both) the maturity thereof or otherwise requires the Company or any Subsidiary to purchase such Indebtedness prior to the stated maturity thereof and which either (i) is similar to any Default or Event of Default contained in Section 11 of this Agreement, or related definitions in Schedule B of this Agreement, but contains one or more percentages, amounts or formulas that is more restrictive or has a shorter grace period than those set forth herein or is more beneficial to the holders of such other Indebtedness for (and such provision shall be deemed an Additional Default only to the extent that it is more restrictive, has a shorter grace period or is more beneficial) or (ii) is different from the subject matter of any Default or Event of Default contained in Section 11 of this Agreement, or related definitions in Schedule B of this Agreement.

“Affiliate” means, at any time, (a) with respect to any Person, any other Person that at such time directly or indirectly through one or more intermediaries Controls, or is Controlled by, or is under common Control with, such first Person, and (b) with respect to Prudential, shall include any managed account, investment fund or other vehicle for which Prudential or any Prudential Affiliate acts as investment advisor or portfolio manager.  As used in this definition, “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. Unless the context otherwise clearly requires, any reference to an “Affiliate” is a reference to an Affiliate of the Company.

Schedule B
(to Note Purchase Agreement)

 “Agreement” means this Private Shelf Agreement dated as of July 8, 2011 among the Company, Prudential and the Purchasers party hereto from time to time, as amended, restated, amended and restated, supplemented, increased or otherwise modified from time to time.

“Anti-Money Laundering Laws” is defined in Section 5.16(c).

“Anti-Terrorism Order” means Executive Order No. 13,224 of September 24, 2001, Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit or Support Terrorism, 66 U.S. Fed. Reg. 49, 079 (2001), as amended.

“Attributable Receivables Indebtedness” means, at any time, the principal amount of Indebtedness which (i) if a securitization facility is structured as a secured lending agreement, constitutes the principal amount of such Indebtedness or (ii) if a securitization facility is structured as a purchase agreement, would be outstanding at such time thereunder if the same were structured as a secured lending agreement rather than a purchase agreement.

“Authorized Officer” means (i) in the case of the Company, its chief executive officer, its chief financial officer, any other Person authorized by the Company to act on behalf of the Company and designated as an “Authorized Officer” of the Company in the Information Schedule attached hereto or any other Person authorized by the Company to act on behalf of the Company and designated as an “Authorized Officer” of the Company for the purpose of this Agreement in an Officer’s Certificate executed by the Company’s chief executive officer or chief financial officer and delivered to Prudential, and (ii) in the case of Prudential, any officer of Prudential designated as its “Authorized Officer” in the Information Schedule or any officer of Prudential designated as its “Authorized Officer” for the purpose of this Agreement in a certificate executed by one of its Authorized Officers or a lawyer in its law department.  Any action taken under this Agreement on behalf of the Company by any individual who on or after the date of this Agreement shall have been an Authorized Officer of the Company and whom Prudential in good faith believes to be an Authorized Officer of the Company at the time of such action shall be binding on the Company even though such individual shall have ceased to be an Authorized Officer of the Company, and any action taken under this Agreement on behalf of Prudential by any individual who on or after the date of this Agreement shall have been an Authorized Officer of Prudential and whom the Company in good faith believes to be an Authorized Officer of Prudential at the time of such action shall be binding on Prudential even though such individual shall have ceased to be an Authorized Officer of Prudential.

“Available Facility Amount” is defined in Section 2(a).

“Blocked Person” is defined in Section 5.16(a).

“Burdensome Restrictions” means any consensual encumbrance or restriction of the type described in clause (a) or (b) of Section 10.8.

“Business Day” means (a) for the purposes of Section 8.6 only, any day other than a Saturday, a Sunday or a day on which commercial banks in New York City are required or authorized to be closed, and (b) for the purposes of any other provision of this Agreement, any day other than a Saturday, a Sunday or a day on which commercial banks in New York, New York or Kansas City, Kansas are required or authorized to be closed.

2

“Cancellation Date” is defined in Section 2(h)(iii).

“Cancellation Fee” is defined in Section 2(h)(iii).

“Capital Lease Obligation” means, for any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Change in Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Exchange Act and the rules of the SEC thereunder as in effect on the date hereof), of Equity Interests representing more than 30% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Company; or (b) occupation of a majority of the seats (other than vacant seats) on the board of directors of the Company by Persons who were neither (i) nominated by the board of directors of the Company nor (ii) appointed by directors so nominated.

“Closing” is defined in Section 3.1.

“Closing Day” means, with respect to any Accepted Note, the Business Day specified for the closing of the purchase and sale of such Accepted Note in the Confirmation of Acceptance for such Accepted Note, provided that (i) if the Company and the Purchaser which is obligated to purchase such Accepted Note agree on an earlier Business Day for such closing, the “Closing Day” for such Accepted Note shall be such earlier Business Day, and (ii) if the closing of the purchase and sale of such Accepted Note is rescheduled pursuant to Section 3.2, the Closing Day for such Accepted Note, for all purposes of this Agreement except references to “original Closing Day” in Section 2(h)(ii), shall mean the Rescheduled Closing Day with respect to such Accepted Note.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations promulgated thereunder from time to time.

“Company” means Layne Christensen Company, a Delaware corporation or any successor that becomes such in the manner prescribed in Section 10.3.

“Confidential Information” is defined in Section 20.

“Confirmation of Acceptance” is defined in Section 2(f).

3

“Consolidated EBITDA” means, with reference to any period, Consolidated Net Income plus, to the extent deducted from revenues in determining Consolidated Net Income and without duplication, (i) Consolidated Interest Expense, (ii) expense for income taxes, or other taxes based on or measured by income, paid or accrued, (iii) depreciation, (iv) depletion, (v) amortization, (vi) amortized debt discount, (vii) extraordinary or non-recurring non-cash expenses or losses incurred other than in the ordinary course of business, (viii) merger and acquisition transaction costs required to be expensed under GAAP (such as, but not limited to, fees paid to advisors and counsel), (ix) non-cash expenses related to stock based compensation, (x) any aggregate net loss during such period arising from the sale, exchange or other disposition of capital assets by such Person, (xi) non-cash expenses related to Swap Contracts, and (xii) non-cash asset impairment charges, minus, to the extent included in Consolidated Net Income and without duplication, (1) any cash payments made during such period in respect of items described in clauses (vii) or (ix) above subsequent to the fiscal quarter in which the relevant non-cash expenses or losses were incurred, (2) any aggregate net gain during such period arising from the sale, exchange or other disposition of capital assets by such Person; (3) extraordinary, unusual or non-recurring income or gains realized other than in the ordinary course of business, all calculated for the Company and its Subsidiaries in accordance with GAAP on a consolidated basis; and (4) non-cash gains related to Swap Contracts.  For the purposes of calculating Consolidated EBITDA for any period of four consecutive fiscal quarters, taken as a single period (each, a “Reference Period”), (i) if at any time during such Reference Period the Company or any Subsidiary shall have made any Material Disposition, the Consolidated EBITDA for such Reference Period shall be reduced by an amount equal to the Consolidated EBITDA (if positive) attributable to the property that is the subject of such Material Disposition for such Reference Period or increased by an amount equal to the Consolidated EBITDA (if negative) attributable thereto for such Reference Period, and (ii) if during such Reference Period the Company or any Subsidiary shall have made a Material Acquisition, Consolidated EBITDA for such Reference Period shall be calculated after giving effect thereto on a Pro Forma Basis as if such Material Acquisition occurred on the first day of such Reference Period.

“Consolidated Interest Expense” means, with reference to any period, the interest expense (including without limitation interest expense under Capital Lease Obligations that is treated as interest in accordance with GAAP) of the Company and its Subsidiaries calculated on a consolidated basis for such period with respect to (a) all outstanding Indebtedness of the Company and its Subsidiaries allocable to such period in accordance with GAAP (including, without limitation, all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers acceptance financing and net costs under interest rate Swap Contracts to the extent such net costs are allocable to such period in accordance with GAAP) and (b) the interest component of all Attributable Receivables Indebtedness of the Company and its Subsidiaries for such period.  In the event that the Company or any Subsidiary shall have completed a Material Acquisition or a Material Disposition since the beginning of the relevant period, Consolidated Interest Expense shall be determined for such period on a Pro Forma Basis as if such acquisition or disposition, and any related incurrence or repayment of Indebtedness, had occurred at the beginning of such period.

“Consolidated Net Income” means, with reference to any period, the net income (or loss) of the Company and its Subsidiaries calculated in accordance with GAAP on a consolidated basis (without duplication) for such period.  The following items shall be excluded in determining Consolidated Net Income of a Person:  (1) equity earnings of other Persons accounted for on an equity basis, except to the extent received, on a consolidated basis, as cash dividends or distributions; (2) equity losses of other Persons accounted for on an equity basis, except to the extent such losses represent, on a consolidated basis, cash losses; and (3) any income, gain or loss during such period from any discontinued operations or the disposition thereof.

4

“Consolidated Rental Expense” means, with reference to any period, the aggregate amount of all payments for rent or additional rent (including all payments for taxes and insurance made directly to the lessor, but excluding payments for maintenance, repairs, alterations, construction, demolition and the like) for which the Company and its Subsidiaries are directly or indirectly liable (as lessee or as guarantor or other surety) under all operating leases (as defined under GAAP) in effect at any time during such period.

“Consolidated Total Assets” means, as of the date of any determination thereof, total assets of the Company and its Subsidiaries calculated in accordance with GAAP on a consolidated basis as of such date.

“Consolidated Total Funded Indebtedness” means Indebtedness (excluding undrawn amounts under letters of credit) of the Company and its Subsidiaries on a consolidated basis.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“Control Event” means (but in each case for so long as one or more classes of the Company’s Securities is listed on any securities exchange, only if the Company has given public notice of any of the following in accordance with applicable laws, rules or regulations):

(i)           the execution by any Note Party or their respective Affiliates of any agreement or letter of intent with respect to any proposed transaction or event or series of transactions or events which, individually or in the aggregate, may reasonably be expected to result in a Change in Control,

(ii)           the execution of any written agreement which, when fully performed by the parties thereto, would result in a Change in Control, or

(iii)           the making of any written offer by any person (as such term is used in section 13(d) and section 14(d)(2) of the Exchange Act as in effect on the date of this Agreement) or related persons constituting a group (as such term is used in Rule 13d-5 under the Exchange Act as in effect on the date of this Agreement) to the holders of the membership interests of the Company, which offer, if accepted by the requisite number of holders, would result in a Change in Control.

“Controlled Entity” means any of the Subsidiaries of the Company and any of their or the Company’s respective Controlled Affiliates. As used in this definition, “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

5

“Default” means an event or condition the occurrence or existence of which would, with the lapse of time or the giving of notice or both, become an Event of Default.

“Default Rate” means, with respect to any Series of Notes, that rate of interest that is the greater of (i) 2.00% per annum above the rate of interest stated in clause (a) of the first paragraph of the Notes of such Series and (ii) 2.00% over the rate of interest publicly announced by JPMorgan Chase Bank, N.A., in New York, New York as its “base” or “prime” rate.

“Delayed Delivery Fee” is defined in Section 2(h)(ii).

“Disclosure Documents” is defined in Section 5.3.

“Domestic Subsidiary” means a Subsidiary organized under the laws of a jurisdiction located in the United States of America.

“Electronic Delivery” is defined in Section 7.1(a).

“Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including but not limited to those related to Hazardous Materials.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

“ERISA Affiliate” means any trade or business  (whether or not incorporated) that is treated as a single employer together with the Company under section 414 of the Code.

“Event of Default” is defined in Section 11.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Existing Note Agreement” means that certain Master Shelf Agreement dated as of July 31, 2003 (as amended, restated, increased or otherwise modified from time to time), among the Company, Prudential, the purchasers party thereto from time to time and the other holders of the Existing Notes from time to time.

“Existing Notes” means the notes issued from time to time under the Existing Note Agreement.

“Facility” is defined in Section 2(a).

6

“Fixed Charges” means, for any period of calculation, the sum of (i) Consolidated Rental Expense, (ii) Consolidated Interest Expense, (iii) all dividends, distributions and redemptions with respect to any Equity Interests in the Company made in such period, and (iv) all scheduled principal payments made in respect of Indebtedness during such period.

“Fixed Charge Coverage Ratio” is defined in Section 10.12(b).

“Foreign Subsidiary” means a Subsidiary organized under the laws of a jurisdiction located outside the United States of America.

“Form 10-K” is defined in Section 7.1(b).

“Form 10-Q” is defined in Section 7.1(a).

“GAAP” means generally accepted accounting principles as in effect from time to time in the United States of America.

“Governmental Authority” means

(a)           the government of

(i)   the United States of America or any State or other political subdivision thereof, or

(ii)   any other jurisdiction in which the Company or any Subsidiary conducts all or any part of its business, or which asserts jurisdiction over any properties of the Company or any Subsidiary, or

(b)           any entity exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, any such government.

“Guaranty” means, with respect to any Person, any obligation (except the endorsement of negotiable instruments for deposit or collection or guarantees of trade credit or other similar operating obligations, in each case in the ordinary course of business) of such Person guaranteeing or in effect guaranteeing any indebtedness, dividend or other obligation of any other Person in any manner, whether directly or indirectly, including (without limitation) obligations incurred through an agreement, contingent or otherwise, by such Person:

(a)   to purchase such indebtedness or obligation or any property constituting security therefor;

(b)   to advance or supply funds (i) for the purchase or payment of such indebtedness or obligation, or (ii) to maintain any working capital or other balance sheet condition or any income statement condition of any other Person or otherwise to advance or make available funds for the purchase or payment of such indebtedness or obligation;

7

(c)   to lease properties or to purchase properties or services primarily for the purpose of assuring the owner of such indebtedness or obligation of the ability of any other Person to make payment of the indebtedness or obligation;

(d)   otherwise to assure the owner of such indebtedness or obligation against loss in respect thereof; or

(e)   as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation.

In any computation of the indebtedness or other liabilities of the obligor under any Guaranty, the indebtedness or other obligations that are the subject of such Guaranty shall be assumed to be direct obligations of such obligor.

“Hazardous Material” means any and all pollutants, toxic or hazardous wastes or other substances that might pose a hazard to health and safety, the removal of which may be required or the generation, manufacture, refining, production, processing, treatment, storage, handling, transportation, transfer, use, disposal, release, discharge, spillage, seepage or filtration of which is or shall be restricted, prohibited or penalized by any applicable law including, but not limited to, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum, petroleum products, lead based paint, radon gas or similar restricted, prohibited or penalized substances.

“Hedge Treasury Note(s)” means, with respect to any Accepted Note, the United States Treasury Note or Notes whose duration (as determined by Prudential) most closely matches the duration of such Accepted Note.

“holder” means, with respect to any Note, the Person in whose name such Note is registered in the register maintained by the Company pursuant to Section 13.1, provided, however, that if such Person is a nominee, then for the purposes of Sections 7, 12, 17.2 and 18 and any related definitions in this Schedule B, “holder” shall mean the beneficial owner of such Note whose name and address appears in such register.

“Hostile Tender Offer” means, with respect to the use of proceeds of any Note, any offer to purchase, or any purchase of, shares of capital stock of any corporation or equity interests in any other entity, or securities convertible into or representing the beneficial ownership of, or rights to acquire, any such shares or equity interests, if such shares, equity interests, securities or rights are of a class which is publicly traded on any securities exchange or in any over-the-counter market, other than purchases of such shares, equity interests, securities or rights representing less than 5% of the equity interests or beneficial ownership of such corporation or other entity for portfolio investment purposes, and such offer or purchase has not been duly approved by the board of directors of such corporation or the equivalent governing body of such other entity prior to the date on which the Company makes the Request for Purchase of such Note.

“Immaterial Foreign Subsidiary” means, on any date of determination, any Foreign Subsidiary with assets less than $5,000,000 and revenues less than $10,000,000 (each as demonstrated to the Required Holders’ reasonable satisfaction); provided, that if more than two Foreign Subsidiaries are concurrently subject to actions or events described in clauses (g), (h) or (i) of Section 11, then no Foreign Subsidiary shall constitute an Immaterial Foreign Subsidiary, and any event under such clauses shall constitute an Event of Default, irrespective of such Foreign Subsidiary’s assets or revenues.

8

“Indebtedness” with respect to any Person means, at any time, without duplication,

(a)   its liabilities for borrowed money (including overdrafts and overadvances);

(b)   its liabilities for the deferred purchase price of property acquired by such Person (excluding accounts permitted under Section 10.1(j)) but including all liabilities created or arising under any conditional sale or other title retention agreement with respect to any such property);

(c)   all liabilities appearing on its balance sheet in accordance with GAAP in respect of Capital Leases;

(d)   all liabilities for borrowed money secured by any Lien with respect to any property owned by such Person (whether or not it has assumed or otherwise become liable for such liabilities);

(e)   all its liabilities in respect of letters of credit or instruments serving a similar function issued or accepted for its account by banks and other financial institutions (whether or not representing obligations for borrowed money);

(f)   the aggregate Swap Termination Value of all Swap Contracts of such Person;

(g)   all obligations of such Person evidenced by bonds, debentures, notes or similar instruments;

(h)   all Attributable Receivables Indebtedness of such Person;

(i)   all obligations of such Person under Sale and Leaseback Transactions (other than obligations under Sale and Leaseback Transactions that are treated as operating leases under GAAP);

(j)   any Guaranty of such Person with respect to liabilities of a type described in any of clauses (a) through (i) hereof.

Indebtedness of any Person shall include all obligations of such Person of the character described in clauses (a) through (i) to the extent such Person remains legally liable in respect thereof notwithstanding that any such obligation is deemed to be extinguished under GAAP.

“INHAM Exemption” is defined in Section 6.2(e).

9

“Institutional Investor” means (a) any Purchaser of a Note, (b) any holder of a Note holding (together with one or more of its affiliates) more than 5% of the aggregate principal amount of the Notes of any Series then outstanding, (c) any bank, trust company, savings and loan association or other financial institution, any pension plan, any investment company, any insurance company, any broker or dealer, or any other similar financial institution or entity, regardless of legal form, and (d) any Related Fund of any holder of any Note.

 “Intangibles” means, on any date of determination: general intangibles; software developed in-house or purchased, licensed or leased; accounts receivable and advances due from officers, directors, employees, stockholders, members, and owners; licenses, good will; prepaid expenses; escrow deposits; covenants not to complete; the excess of cost over book value of acquired assets; franchise fees, organizational costs; finance reserves held for recourse obligations; capitalized research and development costs; the capitalized cost of patents, trademarks, service marks and copyrights net of amortization; and other intangible assets.

“Intercreditor Agreement” means the Sharing Agreement, dated as of March 25, 2011, by and among the Administrative Agent (as defined in the Senior Credit Agreement), on behalf of the Senior Lenders, the Senior Lenders, Prudential and the other Noteholders (as defined therein) party thereto, and acknowledged by the Company and the Subsidiaries pursuant to the Consent Agreement attached thereto, as the same may be replaced, amended, restated, supplemented or otherwise modified from time to time.

“Issuance Fee” is defined in Section 2(h)(i).

“Issuance Period” is defined in Section 2(b).

“Layne Energy” means Layne Energy, Inc., a Delaware corporation.

“Leverage Ratio” is defined in Section 10.12(a).

“Lien” means, with respect to any Person, any mortgage, lien, pledge, charge, security interest or other encumbrance, or any interest or title of any vendor, lessor, lender or other secured party to or of such Person under any conditional sale or other title retention agreement or Capital Lease, upon or with respect to any property or asset of such Person.

“Make-Whole Amount” is defined in Section 8.7.

“Material” means material in relation to the business, operations, financial condition, assets, properties, or prospects of the Company and its Subsidiaries taken as a whole.

“Material Acquisition” means any acquisition of property or series of related acquisitions of property that (a) constitutes (i) assets comprising all or substantially all or any significant portion of a business or operating unit of a business, or (ii) all or substantially all of the common stock or other Equity Interests of a Person, and (b) involves the payment of consideration by the Company and its Subsidiaries in excess of $35,000,000.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, property, financial condition, or prospects of the Company and its Subsidiaries taken as a whole, or (b) the ability of any of the Note Parties to perform their respective obligations under the Note Documents, or (c) the validity or enforceability of this Agreement, the Notes or any of the other Note Documents.

10

“Material Disposition” means any sale, transfer or disposition of property or series of related sales, transfers, or dispositions of property that yields gross proceeds to the Company or any of its Subsidiaries in excess of $35,000,000.

“Material Domestic Subsidiary” means each Wholly-Owned Domestic Subsidiary (i) which, as of the most recent fiscal quarter of the Company, for the period of four consecutive fiscal quarters then ended, taken as a whole, for which financial statements have been delivered pursuant to Section 7.1, contributed greater than five percent (5%) of Consolidated EBITDA for such period or (ii) which contributed greater than ten percent (10%) of Consolidated Total Assets as of such date; provided that, if at any time the aggregate amount of the Consolidated EBITDA of the Domestic Subsidiaries that are not Material Domestic Subsidiaries or consolidated total assets of all Domestic Subsidiaries that are not Material Domestic Subsidiaries exceeds fifteen percent (15%) of Consolidated EBITDA of the Company and its Subsidiaries for any such period or fifteen percent (15%) of Consolidated Total Assets of the Company and its Subsidiaries as of the end of any such fiscal quarter, the Company (or, in the event the Company has failed to do so within ten (10) days, the Required Holders) shall designate sufficient Domestic Subsidiaries as “Material Domestic Subsidiaries” to eliminate such excess, and such designated Subsidiaries shall for all purposes of this Agreement constitute Material Domestic Subsidiaries.

“Material Indebtedness” means Indebtedness (other than the obligations in respect of the Note Documents), or obligations in respect of one or more Swap Contracts, of any one or more of the Company and its Subsidiaries in an aggregate principal amount exceeding $10,000,000.  For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Company or any Subsidiary in respect of any Swap Contract at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Company or such Subsidiary would be required to pay if such Swap Contract were terminated at such time.

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means any Plan that is a “multiemployer plan” (as such term is defined in section 4001(a)(3) of ERISA).

“NAIC” means the National Association of Insurance Commissioners or any successor thereto.

“Net Worth” means, as of any time of determination thereof, an amount equal to the consolidated stockholders’ equity of the Company and its Subsidiaries determined in accordance with GAAP (less amounts attributable to redeemable Preferred Stock).

“Note Documents” means this Agreement, the Notes, the Subsidiary Guaranty, the Intercreditor Agreement and each other instrument or document to be delivered hereunder or thereunder or otherwise in connection therewith.

“Note Parties” means, collectively, the Company and the Subsidiary Guarantors.

11

“Notes” is defined in Section 1.

“Officer’s Certificate” means a certificate of a Senior Financial Officer or of any other officer of the Company whose responsibilities extend to the subject matter of such certificate.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA or any successor thereto.

“Permitted Acquisition” means any acquisition (whether by purchase, merger, consolidation or otherwise but excluding in any event a Hostile Tender Offer) or series of related acquisitions by the Company or any Subsidiary of (i) all or substantially all the assets of or (ii) all or substantially all the Equity Interests in, a Person or division or line of business of a Person, if, at the time of and immediately after giving effect thereto, (a) no Default has occurred and is continuing or would arise after giving effect thereto, (b) such Person or division or line of business is engaged in the same or a substantially similar line of business as the Company and the Subsidiaries or a business reasonably related thereto, except as otherwise permitted in Section 10.3(b), (c) all actions required to be taken with respect to such acquired or newly formed Subsidiary under Section 9.7 shall have been taken, (d) the Company and the Subsidiaries are in compliance, on a pro forma basis prepared in good faith on a reasonable basis after giving effect to such acquisition (but without giving effect to any synergies or cost savings), with the covenants contained in Section 10.12 recomputed as of the last day of the most recently ended fiscal quarter of the Company for which financial statements are available, as if such acquisition (and any related incurrence or repayment of Indebtedness, with any new Indebtedness being deemed to be amortized over the applicable testing period in accordance with its terms) had occurred on the first day of each relevant period for testing such compliance and, if the aggregate consideration paid in respect of such acquisition exceeds $50,000,000, the Company shall have delivered to the holders a certificate of a Senior Financial Officer of the Company to such effect, together with all relevant financial information, statements and projections reasonably requested by the Required Holders, (e) in the case of an acquisition or merger involving the Company or a Subsidiary, the Company or such Subsidiary is the surviving entity of such merger and/or consolidation and (f) if the Unrestricted Acquisition Requirements have not or will not be satisfied immediately before and after giving effect to the proposed acquisition, the aggregate consideration paid in respect of such acquisition, when taken together with the aggregate consideration paid in respect of all other acquisitions, does not exceed $10,000,000 during any fiscal year of the Company.

“Permitted Encumbrances” means:

(a)           Liens imposed by law for Taxes that are not yet due or are being contested in compliance with Section 9.4;

(b)           carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, landlord’s, royalty owner’s, operator’s  and other like Liens, arising in the ordinary course of business and securing obligations that are not overdue by more than thirty (30) days or are being contested in compliance with Section 9.4;

12

(c)           pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance, old age pension and other social security laws or regulations;

(d)           Liens on cash, cash equivalents, and other assets (to the extent such assets relate to the contract or task subject to the following) securing the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(e)           judgment Liens in respect of judgments that do not constitute an Event of Default under clause (j) of Section 11;

(f)           easements, zoning restrictions, rights-of-way, survey exceptions and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Company or any Subsidiary;

(g)           deposits made in the ordinary course of business to secure liability to insurance carriers under insurance or self-insurance arrangements;

(h)           any interest or title of a lessor under any lease entered into by the Company or any Subsidiary in the ordinary course of its business and covering only the assets so leased, and any interest of a landowner in the case of easements entered into by the Company or any of its Subsidiaries in the ordinary course of its business and covering only the property subject to the easement;

(i)           licenses of patents, trademarks and other intellectual property rights granted by the Company or any of its Subsidiaries in the ordinary course of business and not interfering in any material respect with the ordinary conduct of the business of the Company and its Subsidiaries;

(j)           Liens securing an obligation of a third party neither created, assumed nor Guarantied by the Company or any Subsidiary upon lands over which leases, easements or similar rights are acquired by the Company or any Subsidiary in the ordinary course of business of the Company or any Subsidiary; and

(k)           contractual Liens which arise in the ordinary course of business under operating agreements, oil and gas partnership agreements, oil and gas leases, farm-out agreements, division orders, contracts for sale, purchase, transportation or exchange of oil or natural gas, unitization and pooling declarations and agreements, area of mutual interest agreements, royalty and overriding royalty agreements, marketing agreements, processing agreements, net profits agreements, development agreements, gas balancing or deferred production agreements, injection, repressuring and recycling agreements, salt water or other disposal agreements, seismic or other geophysical permits or agreements, and other agreements which are usual and customary in the oil and gas business and are for claims which are not delinquent;

13

provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.

“Permitted Investments” means:

(a)           direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;

(b)           investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or from Moody’s;

(c)           investments in certificates of deposit, banker’s acceptances and time deposits maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, and operating bank accounts with, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof which has a combined capital and surplus and undivided profits of not less than $250,000,000;

(d)           fully collateralized repurchase agreements with a term of not more than thirty (30) days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above; and

(e)           money market funds that (i) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000.

“Person” means an individual, partnership, corporation, limited liability company, association, trust, unincorporated organization, business entity or Governmental Authority.

“Plan” means an “employee benefit plan” (as defined in section 3(3) of ERISA) subject to Title I of ERISA that is or, within the preceding five years, has been established or maintained, or to which contributions are or, within the preceding five years, have been made or required to be made, by the Company or any ERISA Affiliate or with respect to which the Company or any ERISA Affiliate may have any liability.

“Preferred Stock” means any class of capital stock of a Person that is preferred over any other class of capital stock (or similar equity interests) of such Person as to the payment of dividends or the payment of any amount upon liquidation or dissolution of such Person.

“Priority Indebtedness” means, at any time, excluding the Indebtedness permitted by Section 10.1(i), the sum (without duplication) of (i) all Indebtedness of Company or any Subsidiary secured by a Lien (except Liens permitted by Sections 10.2(b), 10.2(e), and 10.2(f)), plus (ii) all Indebtedness (excluding trade payables) or Preferred Stock of Subsidiaries owed to (or, in the case of Preferred Stock, owned by) any Person other than the Company or a Subsidiary Guarantor; provided, that Priority Indebtedness shall not include Indebtedness represented by Guaranties of the Obligations (as defined in the Senior Credit Agreement) (so long as a similar Guaranty is executed for the benefit of the holders) or Guaranties of the Indebtedness in respect of the obligations of the Company and the Subsidiaries under the Note Documents, plus (iii) all Preferred Stock of Company or other capital stock of the Company with any redemption rights.

14

“Pro Forma Basis” means, with respect to any event, that the Company is in compliance on a pro forma basis with the applicable covenant, calculation or requirement herein recomputed as if the event with respect to which compliance on a Pro Forma Basis is being tested had occurred on the first day of the four consecutive fiscal quarter period, taken as a single period, most recently ended on or prior to such date for which financial statements have been delivered pursuant to Section 7.1.

“property” or “properties” means, unless otherwise specifically limited, real or personal property of any kind, tangible or intangible, choate or inchoate.

“Proposed Prepayment Date” is defined in Section 8.3(ii).

“Prudential” is defined in the addressee line to this Agreement.

“Prudential Affiliate” means any Affiliate of Prudential.

“PTE” means a Prohibited Transaction Exemption issued by the Department of Labor.

“Purchaser” or “Purchasers” means each of the purchasers whose signatures appear at the end of this Agreement and such Purchaser’s successors and assigns (so long as any such assignment complies with Section 13.2), provided, however, that any Purchaser of a Note that ceases to be the registered holder or a beneficial owner (through a nominee) of such Note as the result of a transfer thereof pursuant to Section 13.2 shall cease to be included within the meaning of “Purchaser” of such Note for the purposes of this Agreement upon such transfer.  Notwithstanding the foregoing, prior to the initial Closing, the term “Purchaser” shall include Prudential.

“Qualified Institutional Buyer” means any Person who is a “qualified institutional buyer” within the meaning of such term as set forth in Rule 144A(a)(1) under the Securities Act.

“Related Fund” means, with respect to any holder of any Note, any fund or entity that (i) invests in Securities or bank loans, and (ii) is advised or managed by such holder, the same investment advisor as such holder or by an affiliate of such holder or such investment advisor.

“Request for Purchase” is defined in Section 2(d).

“Required Holders” means at any time (i) prior to the initial Closing, the Purchasers and (ii) on or after the Closing, the holders of at least 51% in principal amount of the Notes at the time outstanding (exclusive of Notes then owned by the Company or any of its Affiliates).

“Rescheduled Closing Day” is defined in Section 3.2.

15

“Responsible Officer” means any Senior Financial Officer and any other officer of the Company with responsibility for the administration of the relevant portion of this Agreement.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Company or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in the Company or any Subsidiary or any option, warrant or other right to acquire any such Equity Interests in the Company or any Subsidiary.

“S&P” means Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business.

“Sale and Leaseback Transaction” means any sale or other transfer of any property or asset by any Person with the intent to lease such property or asset as lessee.

“SEC” means the Securities and Exchange Commission of the United States, or any successor thereto.

“Securities” or “Security” shall have the meaning specified in Section 2(1) of the Securities Act.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

“Senior Credit Agreement” means that certain Credit Agreement dated as of March 25, 2011 by and among the Company, the lenders from time to time party thereto, JPMORGAN CHASE BANK, N.A., as Administrative Agent thereunder, BANK OF AMERICA, N.A., as Syndication Agent thereunder and PNC Bank, National Association and U.S. Bank National Association, as Co-Documentation Agents thereunder, as the same may be amended, restated, supplemented, replaced, refinanced or otherwise modified from time to time.

“Senior Credit Documents” means the Senior Credit Agreement, the notes (if any), the guaranties with respect to the Senior Credit Agreement and related obligations, the Intercreditor Agreement and each other instrument or document to be delivered thereunder or otherwise in connection therewith.

“Senior Financial Officer” means the chief financial officer, principal accounting officer, treasurer or comptroller of the Company.

“Senior Lenders” means the financial institutions from time to time party to the Senior Credit Agreement.

“Series” is defined in Section 1.

“Shelf Closing” means, with respect to any Series of Shelf Notes, the closing of the sale and purchase of such Series of Shelf Notes.

16

“Shelf Notes” is defined in Section 1.

“Source” is defined in Section 6.2.

“Subordinated Indebtedness” means any Indebtedness of the Company or any Subsidiary the payment of which is subordinated to payment of the obligations of the Note Parties arising under the Note Documents.

“Subordinated Indebtedness Documents” means any document, agreement or instrument evidencing any Subordinated Indebtedness or entered into in connection with any Subordinated Indebtedness.

“Subsidiary” means, as to any Person, any other Person in which such first Person or one or more of its Subsidiaries or such first Person and one or more of its Subsidiaries owns sufficient equity or voting interests to enable it or them (as a group) ordinarily, in the absence of contingencies, to elect a majority of the directors (or Persons performing similar functions) of such second Person, and any partnership or joint venture if more than a 50% interest in the profits or capital thereof is owned by such first Person or one or more of its Subsidiaries or such first Person and one or more of its Subsidiaries (unless such partnership or joint venture can and does ordinarily take major business actions without the prior approval of such Person or one or more of its Subsidiaries).  Unless the context otherwise clearly requires, any reference to a “Subsidiary” is a reference to a Subsidiary of the Company.

“Subsidiary Guarantor” means each Material Domestic Subsidiary that is a party to the Subsidiary Guaranty.

“Subsidiary Guaranty” means that certain Guaranty Agreement dated as of the date hereof in the form of Exhibit 9.7 (including any and all supplements thereto) and executed by each Subsidiary Guarantor, as amended, restated, supplemented or otherwise modified from time to time.

“Super-Majority Holders” means at any time (i) prior to the initial Closing, the Purchasers and (ii) on or after the Closing, the holders of at least 75% in principal amount of the Notes at the time outstanding (exclusive of Notes then owned by the Company or any of its Affiliates).

“SVO” means the Securities Valuation Office of the NAIC or any successor to such Office.

“Swap Contract” means (a) any and all interest rate swap transactions, basis swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward foreign exchange transactions, cap transactions, floor transactions, currency options, spot contracts or any other similar transactions or any of the foregoing (including, but without limitation, any options to enter into any of the foregoing), and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc. or any International Foreign Exchange Master Agreement; provided, that no equity incentive, phantom stock or similar plan providing for awards and payments only on account of services provided by current or former directors, officers, employees or consultants of the Company or its Subsidiaries shall be a Swap Contract.

17

“Swap Termination Value” means, in respect of any one or more Swap Contracts that have been closed out and termination value(s) determined in accordance therewith, such termination value(s), after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts.

“Tangible Net Worth” means Net Worth less Intangibles.

“Taxes” means any present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Unrestricted Acquisition Requirements” means (i) the Leverage Ratio, immediately before and after giving effect to such acquisition on a Pro Forma Basis, is less than 2.50 to 1.00 (with such pro forma Leverage Ratio being computed in accordance with clause (d) of the definition of “Permitted Acquisition”), and (ii) the sum of the Available Revolving Commitment (as defined in the Senior Credit Agreement) (including, for purposes hereof, Swingline Exposure (as defined in the Senior Credit Agreement) as part of the Revolving Credit Exposure (as defined in the Senior Credit Agreement) plus the Note Parties’ cash and cash equivalents that are free of Liens and otherwise unencumbered and unrestricted equals or exceeds $50,000,000 on a Pro Forma Basis immediately before and after giving effect to the proposed acquisition.

“USA Patriot Act” means United States Public Law 107-56, Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

“Wholly-Owned Subsidiary” means, at any time, any Subsidiary one hundred percent of all of the equity interests (except directors’ qualifying shares) and voting interests of which are owned by any one or more of the Company and the Company’s other Wholly-Owned Subsidiaries at such time.

18